EXHIBIT 10.34

AGREEMENT FOR SALE AND PURCHASE

By and between

WS CINCINNATI, LLC, a Delaware limited liability company,

WS COLLEGE STATION JV, LLC, a Delaware limited liability company

WS-CNO JV, LLC, a Delaware limited liability company,

WS-FNO, LLC, a Delaware limited liability company, and

WS SPHERICAL STONE, LLC, a Delaware limited liability company,

and

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC

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6.04	Expenses	40
6.05	Reserved	41
6.06	Possession	42

ARTICLE VII
	ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS	42
7.01	Adjustments and Prorations	42
7.02	Adjustment and Proration Procedures	43
7.03	Other	45
7.04	Payment	45
7.05	Cash and Accounts	45
7.06	Closing Statements	45
7.07	Survival	46

ARTICLE VIII
	CONDITIONS TO SELLER’S OBLIGATIONS	46
8.01	Conditions	46
8.02	Failure of Conditions	47

ARTICLE IX
	CONDITIONS TO PURCHASER’S OBLIGATIONS	47
9.01	Conditions	47
9.02	Failure of Conditions	48

ARTICLE X
	ACTIONS AND OPERATIONS PENDING CLOSING	48
10.01	Actions and Operations Pending Closing	48

ARTICLE XI
	CASUALTIES AND TAKINGS	51
11.01	Casualties	51
11.02	Takings	52

ARTICLE XII
	EMPLOYEES	53
12.01	Employees	53
12.02	WARN Act	54
12.03	Claims	54
12.04	No Plan Amendment	54
12.05	Survival	54

ARTICLE XIII
	NOTICES	54
13.01	Notices	55

ARTICLE XIV
	ADDITIONAL COVENANTS	56
14.01	Additional Covenants	56

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ARTICLE XV
	DISTRIBUTION OF FUNDS AND DOCUMENTS	61
15.01	Delivery of Purchase Price	61
15.02	Other Monetary Disbursements	61
15.03	Recorded Documents	61
15.04	Documents to Seller	61
15.05	Documents to Purchaser	62

ARTICLE XVI
	ESCROW COMPANY DUTIES AND DISPUTES	62
16.01	Escrow Company	62
16.02	Escrow Funds	62
16.03	Termination of Escrow	62
16.04	No Third Party Rights	62
16.05	Disputes and Attorneys’ Fees	63
16.06	Further Instruments	63
16.07	Records and Reports	63
16.08	Liability of Escrow Company	63
16.09	Resignation by Escrow Company	63
16.10	Disbursement of Funds. Escrow Company hereby agrees to hold the Earnest Money until:	63

ARTICLE XVII
	DEFAULTS AND REMEDIES	64
17.01	Seller’s Remedies	64
17.02	Purchaser’s Remedies	65
17.03	Surviving Obligations	65
17.04	Duration and Claims Procedures and Limitations for Seller’s Representations	66
17.05	Attorneys’ Fees	66
17.06	Survival	66

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LIST OF EXHIBITS

Exhibit A-1:	WS CINCINNATI LAND

Exhibit A-2:	WS COLLEGE STATION LAND

Exhibit A-3:	WS-CNO JV LAND

Exhibit A-4:	WS-FNO LAND

Exhibit A-5:	WS SPHERICAL LAND

Exhibit B:	EXCLUDED ASSETS

Exhibit C:	HOTEL CONTRACTS

Exhibit D:	LITIGATION & PROCEEDINGS

Exhibit E:	FORM OF DEED

Exhibit F:	form of BILL OF SALE

Exhibit G:	form of GENERAL ASSIGNMENT

Exhibit H:	form of CERTIFICATION OF NON-FOREIGN STATUS

Exhibit I:	Initial Property Documents to be Delivered to Purchaser

Exhibit J:	SELLER’S BRING-DOWN CERTIFICATE

Exhibit K:	PURCHASER’S BRING-DOWN CERTIFICATE

EXHIBIT L:	INTENTIONALLY DELETED

EXHIBIT M:	INTENTIONALLY DELETED

eXHIBIT N:	INSURANCE POLICIES

EXHIBIT O:	FRANCHISE AGREEMENTS

EXHIBIT P:	EXISTING MANAGEMENT AGREEMENTS

EXHIBIT Q:	INTENTIONALLY DELETED

EXHIBIT R:	INTENTIONALLY DELETED

EXHIBIT S	INTENTIONALLY DELETED

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EXHIBIT T:	BUDGETS

EXHIBIT U:	FORM OF CHANGE OF OWNERSHIP NOTICE

EXHIBIT V:	FORM OF INTERIM BEVERAGE SERVICES AGREEMENT

EXHIBIT W:	PIP VERIFICATION INSPECTION LETTERS

EXHIBIT X:	LIQUOR CONCESSION AGREEMENTS

Schedule 1:	Voluntary Liens

Schedule 3.01:	Allocated Purchase Price

Schedule 5.01(j)	Notices

Schedule 5.01(o)	Environmental Reports

Schedule 5.01(s)	Taxes and Assessments

Schedule 5.01(t)	Insurance

Schedule 5.01(u)	Liquor Licenses and Permits

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AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT FOR SALE AND PURCHASE (this “Agreement”) is made as of June 2, 2015 (the “Effective Date”) by and between WS CINCINNATI, LLC, a Delaware limited liability company (“WS Cincinnati”), WS COLLEGE STATION JV, LLC, a Delaware limited liability company (“WS College Station”), WS-CNO JV, LLC, a Delaware limited liability company (“WS-CNO JV”), WS-FNO, LLC, a Delaware limited liability company (“WS-FNO”), and WS SPHERICAL STONE, LLC, a Delaware limited liability company (“WS Spherical”; and together with WS Cincinnati, WS College Station, WS-CNO JV and WS-FNO, collectively, “Seller”), and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC, a Delaware limited liability company (“Purchaser”). References in this Agreement to Seller shall be deemed to include Operating Tenants and a reference to Seller taking an action under this Agreement shall refer, where applicable, to Seller causing an Operating Tenant to take such action.

RECITALS:

A.           WS Cincinnati is the owner of the fee interest in the WS Cincinnati Land (as hereinafter defined), the improvements and buildings on the WS Cincinnati Land and related amenities, commonly referred to as the Springhill Suites Cincinnati North/Forest Park (the “WS Cincinnati Hotel”).

B.           WS College Station is the owner of the fee interest in the WS College Station Land (as hereinafter defined), the improvements and buildings on the WS College Station Land and related amenities, commonly referred to as the Courtyard College Station (the “WS College Station Hotel”).

C.           WS-CNO JV is the owner of the fee interest in the WS-CNO JV Land (as hereinafter defined), the improvements and buildings on the WS-CNO JV Land and related amenities, commonly referred to as the Courtyard Nashville at Opryland (the “WS-CNO JV Hotel”).

D.           WS-FNO is the owner of the fee interest in the WS-FNO Land (as hereinafter defined), the improvements and buildings on the WS-FNO Land and related amenities, commonly referred to as the Fairfield Inn & Suites Nashville at Opryland (the “WS-FNO Hotel”).

E.           WS Spherical is the owner of the fee interest in the WS Spherical Land (as hereinafter defined), the improvements and buildings on the WS Spherical Land and related amenities, commonly referred to as the Courtyard Austin Round Rock (the “WS Spherical Hotel”; together with the WS Cincinnati Hotel, WS College Station Hotel, WS-CNO JV Hotel, and the WS-FNO Hotel, each, individually, a “Hotel” and together, the “Hotels”).

F.           In connection with its ownership of the Hotels, Seller also is the owner of the Fixtures and Tangible Personal Property, Operating Equipment and Supplies, and Consumables and has rights and interests in and title to various of the Miscellaneous Hotel Assets (each as hereinafter defined).

G.           Seller desires to sell, and Purchaser desires to purchase, the Properties (as hereinafter defined) in each case upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article I
DEFINITIONS AND REFERENCES

1.01         Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

Accountant: Shall have the meaning given such term in Section 7.06(b).

Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager for the benefit of Seller or the Properties (including but not limited to any sums held in reserve by Seller's lenders) and deposited, held, or contained in any account, bank, or vault, except for Cash-On-Hand and Deposits.

Accounts Payable: All accounts payable with regard to the Hotels prior to the Cut-off Time.

Accounts Receivable: All accounts receivable with regard to the Hotels as of the Cut-off Time whether or not a bill or statement has been presented to the person owing such amount and specifically excluding accounts receivable accruing after the Cut-off Time.

Additional Earnest Money: Shall have the meaning given to it in Section 3.01(b).

Affiliate: With respect to a specific Person, any Person which, directly or indirectly, controls or is under common control with the subject Person, and with respect to any specific Person, any Person which is controlled by the subject Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase, including the Exhibits and schedules and other documents referred to herein which are attached hereto and made a part hereof.

Allocated Earnest Money: Shall have the meaning given to it in Section 3.01(c).

Allocated Purchase Price: Shall have the meaning given to it in Section 3.01.

Bookings: Contracts or reservations for the use or occupancy of guest rooms and meeting and banquet facilities of the Hotels.

Business Day or Business Days: Any day which is not a Saturday, Sunday or a day observed by the Federal government or by the State of New York government as a legal holiday.

Cash-On-Hand: Any and all till money and house banks, and any and all money in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment and all checks, travelers’ checks, and bank drafts paid by guests of the Hotels and located at the Properties, specifically excluding, however, all Account Cash and Deposits.

Claims Notice: Shall have the meaning given to it in Section 17.04.

Closing: The consummation of the transactions contemplated by this Agreement.

Closing Date: The earlier of: (i) the date that is thirty (30) days after Purchaser provides written notice to Seller that Purchaser is prepared to close on the acquisition of the Properties as contemplated by this Agreement; or (ii) December 1, 2015, subject to extension as provided in this Agreement or as mutually agreed by Seller and Purchaser.

Closing Documents: Shall have the meaning given to it in Section 5.01(b).

Code: The Internal Revenue Code of 1986, as amended.

Compensation: The salaries and wages, incentive compensation, vacation pay, sick pay, personal days, severance pay paid to, or accrued for the benefit of, any current or former Employee (whether or not vested), employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation or other employment Taxes, payments payable or accrued with respect to Employee Benefit Plans, fringe benefits, COBRA rights, or other benefits owing or accrued to any current or former Employee pursuant to Employment Contracts or otherwise.

Consumables: All unopened food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotels, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, (i) Operating Equipment, Inventory, and Fixtures and Tangible Personal Property; (ii) all items of personal property owned by guests or tenants; (iii) Excluded Assets; and (iv) unless otherwise allowed by Manager or Franchisor, any items that bear the name or logo of Manager or Franchisor, it being understood that Purchaser is not purchasing any items that bear the name or logo of Manager that cannot be removed.

Cooperating Party: Shall have the meaning given to it in Section 14.01(o).

Cut-off Time: 11:59 P.M. at each of the Hotels on the date prior to the Closing Date.

Deed: Shall have the meaning given to it in Section 6.02(a).

Default Notice: Shall have the meaning given to it in Section 17.02(a)(i).

Demand: Shall have the meaning given to it in Section 16.10(c).

Deposits: All deposits under or with respect to Bookings, whether in cash or otherwise.

Documents: All plans, specifications, drawings, blueprints, surveys (including, if available, “as-builts”), environmental reports, and other documents in Seller's possession or control that relate to the design, construction, management, use, leasing, maintenance, service or operation of the Properties, including the Initial Property Documents and all accounting, financial, Tax and other books and records and profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of any Hotel, but excluding the Existing Management Agreements and all Excluded Documents.

Due Diligence: Shall have the meaning given to it in Section 4.02(a).

Earnest Money: Shall have the meaning given to it in Section 3.01(b).

Earnest Money Escrow Account: Shall have the meaning given to it in Section 16.02.

Effective Date: Shall have the meaning given to it in the first paragraph of this Agreement.

Electing Party: Shall have the meaning given to it in Section 14.01(o).

Employee(s): All persons employed by Manager or an Affiliate of Manager pursuant to Employment Contracts or otherwise including, without limitation, contract labor, and providing services to one or more Hotels.

Employee Benefit Plans: All benefit and/or compensation plans, contracts, policies, agreements or arrangements (and any amendments thereto) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, phantom equity, performance award, incentive, change in control, bonus, health or medical insurance, disability insurance, vacation, paid time off, fringe benefits, welfare plan, profit sharing and pension plans, whether or not any such Employee Benefit Plan is, or is intended to be, arrived at through collective bargaining or otherwise, funded or unfunded, covered or qualified under the Code, ERISA or other applicable Legal Requirement, set forth in an employment agreement or consulting agreement or written or oral.

Employment Contract(s): Those contracts and agreements, “at will,” or written, with all or any of the executives, staff, and employees of Manager or an Affiliate of Manager for work in or in connection with one or more Hotels including, but not limited to, individual employment agreements, employee handbooks, and the like.

Environmental Condition: Any actual, contingent, alleged, threatened or pending violation of, or liability or obligation under, any Environmental Law, including, without limitation, related to or resulting from the presence or release into the environment, processing, use, generation, discharge, dumping, on or off-site disposal, transportation, storage, treatment, processing or other handling of any Hazardous Substance.

Environmental Laws: All Legal Requirements relating to the injury to, or the pollution or protection of human health and safety or the environment.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate of Seller: With respect to any entity, any predecessors to the entity or any of the entity’s subsidiaries and all employers (whether or not incorporated) that would be treated together with the entity as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the entity being or having been a general partner of any such employer), since September 2, 1974.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the Escrow Instructions.

Escrow Company: Chicago Title Insurance Company, 1515 Market Street, Suite 1325, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow; Telephone: 215-875-4184; Telecopy: 215-732-1203; Email: ditlowe@ctt.com.

Escrow Instructions: The escrow instructions, if any, to be executed and delivered by the parties (or their respective attorneys who are hereby authorized by the parties to execute same) and the Escrow Company, as escrowee in connection with the Escrow.

Excluded Assets: Those assets, if any, listed on Exhibit B to this Agreement, and Seller’s rights to the Account Cash as of the Closing Date owned and to be retained by Seller or Affiliates of Seller.

Excluded Documents: (a) any document or correspondence which would be subject to the attorney-client privilege or work product doctrine; (b) any document or item which Seller is contractually bound to keep confidential; (c) any documents pertaining to the marketing of the Properties for sale to prospective purchasers; (d) any internal memoranda, reports or assessments relating to the Properties; (e) appraisals of the Properties, whether prepared internally by Seller, Seller’s Affiliates or externally; and (f) documents evidencing any existing financing with respect to the Properties (other than publicly available recorded or filed documents) that will not affect any of the Properties from and after the Closing.

Excluded Permits: Those permits and licenses required for the ownership and operation of the Hotels which, under applicable law, are nontransferable.

Existing Management Agreements: Shall mean, collectively, the following: (i) that certain Management Agreement dated as of July 1, 2013 by and between WS Cincinnati Operator and Manager, (ii) that certain Management Agreement dated as of July 1, 2013 by and between WS College Station Operator and Manager, (iii) that certain Management Agreement dated as of July 1, 2013 by and between WS COT Operator and Manager, (iv) that certain Management Agreement dated as of July 1, 2013 by and between WS FOT Operator and Manager; and (v) that certain Management Agreement dated as of July 1, 2013 by and between WS Spherical and Manager.

Existing Surveys: Those certain ALTA/ACSM Land Title Surveys for the Real Properties: (i) with respect to the WS Cincinnati Hotel, dated March 27, 2013 and last revised June 24, 2013, prepared by Ben E. Bledsoe, Registration No. S8540, under Job No. 13-03-06-08006; (ii) with respect to the WS College Station Hotel, dated March 20, 2013 and last revised June 28, 2013, prepared by Bradley G. Wells, Registration No. 5499, under Job No. 13-03-06-08003; (iii) with respect to the WS-CNO JV Hotel, dated March 20, 2013 and last revised June 27, 2013, prepared by Christopher S. Denham, Registration No. 2000, under Job No. 13-03-06-08002; (iv) with respect to the WS-FNO Hotel, dated March 20, 2013 and last revised June 25, 2013, prepared by Christopher S. Denham, Registration No. 2000, under Job No. 13-03-06-08005; and (v) with respect to the WS Spherical Hotel, dated March 25, 2013 and last revised June 26, 2013, prepared by Bradley G. Wells, Registration No. 5499, under Job No. 13-03-06-08007.

Extension Earnest Money: Shall have the meaning given to it in Section 6.01.

Feasibility Period: The period commencing on the Effective Date and continuing through 5:00 p.m. Eastern Time on July 13, 2015.

Final Closing Statement: The Final Closing Statement required under Section 7.06.

Financial Statements: Shall have the meaning given to it in Section 5.01(cc).

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, computer hardware and equipment, and IT hardware systems, reservations terminals (to the extent not licensed to Seller or Manager), building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other similar articles of tangible personal property and other articles of tangible personal property now located on the Real Property or used or usable in connection with any part of the Hotels, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made, in each case, in the normal course of business but in accordance with present standards excluding, however: (i) Consumables; (ii) Operating Equipment and Supplies; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by guest(s) or tenants; (v) Excluded Assets; (vi) Improvements; (vii) Inventory; (viii) items bearing the name or logo of Manager or Franchisor that cannot be removed, unless otherwise allowed by Manager or Franchisor; and (ix) Liquor Inventory and Liquor Personalty.

Form Tenant Estoppel: Shall have the meaning given to it in Section 14.01(u).

Franchise Agreements: Shall mean, collectively, the following: (i) that certain Relicensing Franchise Agreement dated as of July 1, 2013 by and between WS Cincinnati Operator and Franchisor; (ii) that certain Relicensing Franchise Agreement dated as of July 1, 2013 by and between WS College Station Operator and Franchisor (iii) that certain Relicensing Franchise Agreement dated as of July 1, 2013 by and between WS COT Operator and Franchisor (iv) that certain Relicensing Franchise Agreement dated as of July 1, 2013 by and between WS FOT Operator and Franchisor; and (v) that certain Relicensing Franchise Agreement dated as of July 1, 2013 by and between WS Spherical and Franchisor.

Franchise Consent Documents: Documents executed by (A) Franchisor and Purchaser (or its permitted assignee in accordance with Section 14.01(g)), in form and substance reasonably satisfactory to Purchaser (provided that it shall be unreasonable for Purchaser to object to the form and substance of the Franchise Consent Documents if they are offered to Purchaser on substantially the same terms as other Courtyard, Fairfield or SpringHill Suites franchise documents entered into between Purchaser or its Affiliates and Franchisor respecting other hotels owned by Purchaser or its Affiliates), evidencing (i) the entry by Franchisor and Purchaser into new Franchise Agreements for the Hotels, including a minimum franchise term of twelve (12) years from the Closing Date and subject to implementation of the PIP as set forth in Section 4.12, and (ii) Franchisor’s approval of Purchaser or its designee as manager of each of the Hotels, and (B) Franchisor and Seller, in form and substance reasonably satisfactory to Seller (provided that it shall be unreasonable for Seller to object to the form and substance of the termination agreements if they are offered to Seller on substantially the same terms as other Courtyard, Fairfield or SpringHill Suites franchise termination documents entered into between Seller or its Affiliates and Franchisor respecting other hotels owned by Seller or its Affiliates), terminating the Franchise Agreements for the Hotels and any related guarantee agreements.

Franchisor: Marriott International, Inc., a Delaware corporation.

General Assignment: Shall have the meaning given to it in Section 6.02(c).

Guest Ledger Account: The balance (less any contested charges) of an open and unpaid account for each person who is a guest at a Hotel.

Hazardous Substances: Any materials, substances, constituents, chemicals, pollutants, contaminants or wastes subject to or regulated under any applicable Environmental Law, including, but not limited to, petroleum, petroleum products, petroleum-derived substances, waste oil, lead-based paint, asbestos, asbestos-containing materials, lead in water, radon, polychlorinated biphenyls (PCBs), urea formaldehyde, and mold.

Hotel/Hotels: Shall have the meaning given to it in Recital E.

Hotel Contracts: Those service contracts, maintenance contracts, purchase orders, leases and all other contracts or agreements, including equipment leases capitalized for accounting purposes, vehicle leases and agreements, vending agreements, royalty or music licensing agreements, television and telecommunications agreements, and any amendments or modifications thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotels, or any of the Properties, as well as written warranties and guaranties relating thereto, if any, including those listed on Exhibit C, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Existing Management Agreements, (iv) the Employment Contracts, (v) the Employee Benefit Plans, (vi) the Franchise Agreements, (vii) Material Property Agreements, (viii) Space Leases, and (ix) Liquor Concession Agreements.

Improvements: The buildings, structures (surface and sub-surface), and other improvements, including such fixtures as shall constitute real property, located on the Land.

Indemnitees: A party’s partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, and shareholders.

Independent Consideration: Shall have the meaning given to it in Section 3.04.

Initial Earnest Money: Shall have the meaning given to it in Section 3.01(a).

Initial Property Documents: Shall have the meaning given to it in Section 4.01.

Insurance Policy: Shall have the meaning given to it in Section 5.01(t).

Interim Beverage Services Agreement: Shall have the meaning given to it in Section 6.02(o).

Inventory: All articles of personal property now located on the Real Property for resale, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with present standards excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment and Supplies; (iv) equipment and property leased pursuant to Hotel Contracts; (v) property owned by guests, Employees, or other Persons; (vi) Excluded Assets; and (vii) Improvements.

IRS: The Internal Revenue Service.

Land: The WS Cincinnati Land, the WS College Station Land, the WS-CNO JV Land, the WS-FNO Land and the WS Spherical Land.

Legal Requirements: All laws (including common law), statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, writs, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction over, as applicable, Purchaser, Seller, the Hotels (including, for purposes of this Agreement, any local Board of Fire Underwriters), or the operation of the Hotels, including the rules and regulations of the Securities and Exchange Commission.

Liabilities: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including response and/or remedial costs), damages and expenses including those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present Employees, including attorneys’, consultants’ and expert witness fees and expenses.

Liability Cap: Shall have the meaning given to it in Section 17.04.

Lien: Any mortgage, security interest, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property Taxes or assessments, other Tax and statutory liens that affect Seller’s title to the Properties and other encumbrances other than (i) voluntary liens on Fixtures and Tangible Personal Property listed on Schedule 1, if any, which will be assumed by Purchaser and (ii) any lien created by Purchaser or arising out of Purchaser’s actions or activities after the Effective Date (including any mechanics liens arising out of work performed by or on behalf of Purchaser).

Liquor Assets: The Liquor Licenses, Liquor Inventory, and Liquor Personalty, collectively.

Liquor Concession Agreements: Shall mean those certain Liquor Concession Agreements set forth on Exhibit X.

Liquor Entities: Shall mean, collectively (i) Manager, which holds the Liquor Licenses for the WS-CNO JV Hotel, the WS-FNO Hotel and the WS Cincinnati Hotel; (ii) Lone Rock Bar Inc., which holds the Liquor Licenses for the WS Spherical Hotel; and (iii) University Bar Inc., which holds the Liquor Licenses for the WS College Station Hotel.

Liquor Inventory: All alcoholic beverages on hand at the Hotels on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupply as shall occur and be made in the normal course of business and consistent with past practices.

Liquor Licenses: Any and all licenses and permits required by any governmental entities, bodies or authorities having jurisdiction over the Hotels in connection with the sale and/or consumption of alcoholic beverages at the Hotels.

Liquor Personalty: All fixtures, furnishings, equipment, glassware and other expendable items, and other personal property used in the sale of alcoholic beverages on hand at the Hotels on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupplies as shall occur and be made in the normal course of business, exclusive, however, of the Liquor Inventory.

Manager: Gateway Lodging Co., Inc., a Kentucky corporation.

Marks: Any trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by Seller and used exclusively or primarily in connection with one or more Hotels or the Properties, together with all the good will associated with the use of such name, mark or design in connection with one or more Hotels or the Properties.

Material Property Agreements: Shall mean all reciprocal easement agreements, operation and easement agreements, development agreements, tax increment financing agreements, and payment in lieu of tax agreements, in each case relating to a Property.

Material Property Agreement Estoppel: Shall have the meaning given to it in Section 14.01(v).

Material Property Agreement Party: Shall have the meaning given to it in Section 14.01(v).

Miscellaneous Hotel Assets: All contract rights, leases, concessions, Marks, logos, copyrights, goodwill, telephone numbers, assignable warranties, computer software and other items of intangible personal property to the extent owned by Seller and relating to the ownership or operation of Hotels used in connection with the Hotels, including specifically, without limitation, credit records, promotional literature, packaging materials, sales brochures, video tapes, sales manuals, customer lists, sales files and the information contained in any automated sales system maintained by Seller or Manager, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) the Existing Management Agreements; (iv) Permits; (v) the Liquor Assets; (vi) Cash-On-Hand or Account Cash as of the Closing Date; (vii) Deposits; (viii) Accounts Receivable; (ix) books and records (except as provided in Section 14.01(d)); (x) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (xi) Excluded Assets; (xii) prepaid insurance or other prepaid items; (xiii) prepaid license and permit fees; (xiv) the Liquor Concession Agreements; (xv) the Space Leases or (xvi) the “Marriott”, “Fairfield Inn by Marriott”, “Fairfield Inn & Suites by Marriott”, “SpringHill Suites by Marriott”, or “Courtyard by Marriott” names, logos or trademarks; except to the extent that Seller receives a credit on the Closing Statement for any such item or matter.

NLRB: Shall have the meaning given to it in Section 5.01(j)(iii).

Notice and Notices: Shall have the meanings given to them in Section 13.01.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

OFAC: Shall have the meaning given to it in Section 5.01(l)(i).

Operating Equipment and Supplies: All china, glassware, linens, silverware, and uniforms, engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether in use or held in reserve storage for future use, in connection with the operation of the Hotels, which are on hand on the date of this Agreement subject to such depletion and restocking as shall be made in the normal course of business but in accordance with present standards.

Operating Leases: Shall mean, collectively: (i) that certain Lease Agreement dated as of July 1, 2013 by and between WS Cincinnati and WS Cincinnati Operator; (ii) that certain Lease Agreement dated as of July 1, 2013 by and between WS College Station and WS College Station Operator; (iii) that certain Lease Agreement dated as of July 1, 2013 by and between WS-CNO JV and WS COT Operator; and (iv) that certain Lease Agreement dated as of July 1, 2013 by and between WS-FNO and WS FOT Operator.

Operating Tenants: Shall mean, collectively, WS Cincinnati Operator, WS College Station Operator, WS COT Operator and WS FOT Operator.

Organizational Documents: Means with respect to (i) a corporation, its charter or certificate of incorporation and bylaws, (ii) with respect to a limited partnership, its certificate of limited partnership and limited partnership agreement, (iii) with respect to a limited liability company, its certificate of formation and limited liability company agreement, and (iv) with respect to a general partnership, its partnership agreement, including, in each case, all amendments or modifications to such documents.

Owner’s Affidavit: Shall have the meaning given to it in Section 4.08.

Permits: All licenses, franchises, and permits, certificates of occupancy, authorizations, and approvals required by Legal Requirements for the ownership, occupancy, or operation of any part of the Properties, including those necessary for the sale and on-premises consumption of food; provided, however, the Permits shall not include the Liquor Licenses.

Permitted Encumbrances: Shall have the meaning given to it in Section 4.09(g).

Person: Any natural person, or any firm, corporation, limited liability company, partnership, association, trust or other entity.

Personal Property: All of the Properties other than the Real Property.

PIP: Shall have the meaning given to it in Section 4.12.

PIP Threshold: Shall have the meaning given to it in Section 4.12.

Preliminary Closing Statement: The Preliminary Closing Statement required by Section 7.06(a).

Project Management Firm: Shall have the meaning given to it in Section 4.12.

Property/Properties: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment and Supplies; (iv) the Consumables; (v) the Hotel Contracts (except to the extent such Hotel Contracts are expressly not assignable and consent to such assignment is not obtained); (vi) the Documents; (vii) the Miscellaneous Hotel Assets; (viii) the Accounts Receivable (as provided in and subject to Section 7.02(g)); (ix) the Permits (other than Excluded Permits); (x) the Inventory; (xi) the Bookings; (xii) the Deposits; (xiii) the Space Leases; and (xiv) the Material Property Agreements; provided, however, that Property shall not include the Excluded Assets. The term Property shall refer to all of the foregoing with respect to a single Hotel, and Properties shall refer collectively to all of the foregoing with respect to all of the Hotels.

Property Material Adverse Effect: Shall mean, with respect to any individual Property, any one or more events or conditions with respect to such Property, the cumulative effect of which, in the aggregate when combined with all other such events or conditions with respect to such Property, results in an adverse effect on the value, use, business, condition (financial or otherwise), prospects or results of operations of such Property (including claims that Purchaser would suffer or incur if it were to acquire such Property at its Allocated Purchase Price) or is reasonably likely to result in a claim or claims, taken as a whole, which in each case exceeds ten percent (10%) of the Allocated Purchase Price for such Property.

Property Taxes: Shall have the meaning given to it in Section 7.02(b).

Purchase Price: Shall have the meaning given to it in Section 3.01.

Purchase Price Allocation: Shall have the meaning given to it in Section 3.03

Purchaser: Shall have the meaning given to it in the introductory paragraph.

Purchaser’s Bring-Down Certificate: A certificate executed by Purchaser in the form attached hereto as Exhibit K.

Purchaser’s Knowledge: Shall have the meaning given to it in Section 5.02(g).

Purchaser’s Objections: Shall have the meaning given to it in Section 4.09(a).

Purchaser’s Representations: Shall have the meaning given to it in Section 17.04.

Real Property: The Land together with the Improvements located on the Land.

Required Cure Matters: Shall have the meaning given to it in Section 4.10.

Seller: Shall have the meaning given to it in the introductory paragraph.

Seller’s Bring-Down Certificate: A certificate executed by Seller in the form attached hereto as Exhibit J.

Seller’s Knowledge: Shall have the meaning given to it in Section 5.01(ee).

Seller’s Representations: Shall have the meaning given to it in Section 17.04.

Seller’s Response: Shall have the meaning given to it in Section 4.09(b).

Seller’s Response Period: Shall have the meaning given to it in Section 4.09(b).

Space Leases: Shall mean all leases, licenses and other occupancy agreements for all or any portion of the Properties, in each case, to which Seller is a party or by which Seller is bound, but excluding in all cases Bookings and Liquor Concession Agreements.

Survival Period: Shall have the meaning given to it in Section 17.04.

Tax or Taxes: Any and all federal, state, or local income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

Tenant Estoppel: Shall have the meaning given to it in Section 14.01(u).

Title Commitments: A standard form preliminary title insurance commitment for each of the WS Cincinnati Land, WS College Station Land, WS-CNO JV Land, WS-FNO Land and WS Spherical Land, together with copies of all documents constituting exceptions thereto, issued by the Title Company.

Title Commitment Update: Shall mean an update, supplement or amendment to any Title Commitment or Title Commitment Update issued by the Title Company.

Title Company: Chicago Title Insurance Company, 1515 Market Street, Suite 1325, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow; Telephone: 215-875-4184; Telecopy: 215-732-1203; Email: ditlowe@ctt.com.

Title Policy/Policies: An ALTA (or TLTA, as applicable) Owner’s Title Insurance Policy for each of the Hotels issued by the Title Company pursuant to each of the Title Commitments, as updated under Section 4.09, in favor of Purchaser and in the amount of the applicable portion of the Purchase Price, as shown on the Purchase Price Allocation, showing fee simple title in the Real Property to be vested in Purchaser, subject only to the Permitted Encumbrances, together with such endorsements, if any, as Seller has agreed to obtain pursuant to this Agreement in Seller’s Response pursuant to Section 4.09 hereof and such endorsements, if any, as Purchaser shall have requested from the Title Company and the Title Company has agreed to issue. Any and all endorsements to the Title Policies, other than those which Seller has expressly agreed to obtain pursuant to the Seller’s Response, shall be at the sole expense of Purchaser and Seller shall have no obligation with respect thereto nor shall Purchaser have any right to terminate this Agreement based on the failure of the Title Company to issue any such endorsements other than in accordance with the terms of Section 4.09.

Transfer: Shall have the meaning given to it in Section 14.01(g).

Updated Surveys: Shall have the meaning given to it in Section 4.07.

Vouchers: All outstanding, unused, unexpired gift certificates, coupons or other writings issued by Seller as of the applicable Closing Date that entitle the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at any one or more of the Hotels.

WARN Act: Shall mean the Worker Adjustment and Retraining Notification Act, Public Law 100-379 (29 U.S.C. 2101, et. seq.) (or similar local or state laws or regulations).

Wheelock: Shall have the meaning given to it in the Joinder attached to this Agreement.

WS Cincinnati: Shall have the meaning given to it in the introductory paragraph.

WS Cincinnati Hotel: Shall have the meaning given to it in Recital A.

WS Cincinnati Land: That certain tract or parcel of land situated in Hamilton County, Ohio, as more particularly described on Exhibit A-1 attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

WS Cincinnati Operator: Cincinnati Tenant, LLC, a Delaware limited liability company.

WS College Station: Shall have the meaning given to it in the introductory paragraph.

WS College Station Hotel: Shall have the meaning given to it in Recital B.

WS College Station Land: That certain tract or parcel of land situated in Brazos County, Texas, as more particularly described on Exhibit A-2 attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

WS College Station Operator: College Station Tenant, LLC, a Delaware limited liability company.

WS-CNO JV: Shall have the meaning given to it in the introductory paragraph.

WS-CNO JV Hotel: Shall have the meaning given to it in Recital C.

WS-CNO JV Land: That certain tract or parcel of land situated in Davidson County, Tennessee, as more particularly described on Exhibit A-3 attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

WS COT Operator: COT, LLC, a Delaware limited liability company.

WS-FNO: Shall have the meaning given to it in the introductory paragraph.

WS-FNO Hotel: Shall have the meaning given to it in Recital D.

WS-FNO Land: That certain tract or parcel of land situated in Davidson County, Tennessee, as more particularly described on Exhibit A-4 attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

WS FOT Operator: FOT, LLC, a Delaware limited liability company.

WS Spherical: Shall have the meaning given to it in the introductory paragraph.

WS Spherical Hotel: Shall have the meaning given to it in Recital E.

WS Spherical Land: That certain tract or parcel of land situated in Williamson County, Texas, as more particularly described on Exhibit A-5 attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

1.02         References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement unless otherwise indicated. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Whenever the words “including,” “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.

Article II
SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE; ASSUMPTION OF PIP WORK

2.01         Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Properties, in each case on the terms and subject to the conditions of this Agreement.

2.02         As-is, Where-is.

(a)          Purchaser represents that by reason of its business and financial experience and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Properties, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment. Upon expiration of the Feasibility Period, Purchaser will have had an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Purchaser represents, warrants, and agrees that, except for the representations and warranties expressly set forth in Section 5.01 hereof or in any document or certificate executed by Seller pursuant to the terms of this Agreement, Purchaser is relying on its own inspections, examinations, and investigations in making the decision to purchase the Properties. PURCHASER ACKNOWLEDGES FOR PURCHASER AND PURCHASER’S SUCCESSORS, HEIRS AND ASSIGNEES, (I) PURCHASER HAS BEEN OR WILL PRIOR TO CLOSING BE GIVEN A REASONABLE OPPORTUNITY TO INSPECT AND INVESTIGATE THE PROPERTIES, ALL IMPROVEMENTS THEREON AND ALL ASPECTS RELATING THERETO, INCLUDING ALL DOCUMENTS, EITHER INDEPENDENTLY OR THROUGH AGENTS AND EXPERTS OF PURCHASER’S CHOOSING, AND (II) THAT PURCHASER IS ACQUIRING THE PROPERTIES BASED UPON PURCHASER’S OWN INVESTIGATION AND INSPECTION THEREOF.

(b)          Except for the representations and warranties, indemnities and guaranties expressly set forth in Sections 5.01, 12.01 and 14.01(a) hereof or in any document or certificate executed by Seller pursuant to the terms of this Agreement, Purchaser is not relying and has not relied on Seller or any of Seller’s Indemnitees as to (i) the quality, nature, adequacy, or physical condition of the Properties, including the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Properties or any portion of the Properties, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water which comprise a part of the Real Properties, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Real Property, (iv) the ad valorem Taxes now or hereafter payable on the Properties or the valuation of the Properties for ad valorem Tax purposes, (v) the development potential of the Real Property or the habitability, merchantability or fitness, suitability, or adequacy of the Properties or any portion thereof for any particular use or purpose, (vi) the zoning or other legal status of any portion of the Properties, (vii) the compliance by the Properties, or any portion of the Properties, or the operations conducted on or at the Properties, with any Environmental Laws or any other Legal Requirements or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Properties, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Properties or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Properties.

(c)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, INDEMNITIES AND GUARANTIES EXPRESSLY SET FORTH IN SECTIONS 5.01, 12.01 AND 14.01(a) HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF ALL RIGHT, TITLE, AND INTEREST OF SELLER IN AND TO THE PROPERTIES WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTIES “AS IS” AND “WHERE IS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, INDEMNITIES AND GUARANTIES EXPRESSLY SET FORTH IN SECTIONS 5.01, 12.01 AND 14.01(a) HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE, ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTIES WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTIES OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTIES OR ANY PORTION THEREOF. UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTIES ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, INDEMNITIES AND GUARANTIES EXPRESSLY SET FORTH IN SECTIONS 5.01, 12.01 AND 14.01(a) HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTIES MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTIES.

(d)          NEITHER PURCHASER NOR SELLER SHALL BE LIABLE FOR ANY SPECULATIVE PROFITS, OR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD OR AS SET FORTH IN SECTION 17.02(b). THE PROVISIONS OF THIS SECTION 2.02(d) SHALL NOT LIMIT OR AFFECT THE RIGHTS OF EITHER PARTY UNDER ARTICLE XVII OR ANY EXPRESS INDEMNITY PROVISIONS OF THIS AGREEMENT, OR THE RIGHT TO SPECIFIC PERFORMANCE OR LIQUIDATED DAMAGES WHERE SUCH A REMEDY IS SPECIFICALLY PERMITTED HEREUNDER.

(e)          PURCHASER HEREBY RELEASES SELLER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTIES, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTIES AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTIES, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER INDEMNITEE IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

(f)          PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND SELLER, AND EXPLAINED IN DETAIL, AND THAT PURCHASER AND SELLER HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVERS. PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS.

Seller’s Initials:	Purchasers Initials:

/s/ LS	/s/ JM

(g)          The provisions of this Section 2.02 shall survive the Closing or termination of this Agreement.

Article III
PURCHASE PRICE

3.01         Purchase Price. The total purchase price (“Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be NINETY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($92,500,000), plus or minus prorations and adjustments as provided in this Agreement (and subject to increase as provided in Section 6.01). Within five (5) Business Days after the Effective Date, Purchaser and Seller shall work collectively and in good faith to agree upon the Purchase Price to be allocated to each Hotel (the “Allocated Purchase Price”). Once determined by the parties in accordance with this Section 3.01, the Allocated Purchase Price for each Hotel shall be set forth on Schedule 3.01.

The Purchase Price shall be payable by Purchaser as follows:

(a)          Within three (3) Business Days after the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of THREE MILLION DOLLARS ($3,000,000), by wire transfer of immediately available United States of America funds, as an initial earnest money deposit (together with interest earned thereon, the “Initial Earnest Money”).

(b)          Unless Purchaser timely elects to terminate this Agreement prior to expiration of the Feasibility Period pursuant to Section 4.02(b), no later than two (2) Business Days after the expiration of the Feasibility Period, Purchaser shall deposit with the Escrow Company, as escrow agent, the additional amount of FIVE MILLION DOLLARS ($5,000,000), by wire transfer of immediately available United States of America funds, as a further earnest money deposit (together with interest earned thereon, the “Additional Earnest Money,” and together with the Initial Earnest Money and the Extension Earnest Money, if any, deposited pursuant to Section 6.01, the “Earnest Money”). In the event Purchaser does not timely elect to terminate this Agreement prior to expiration of the Feasibility Period pursuant to Section 4.02(b), except (i) in the event of the failure, through no default of Purchaser, of Purchaser’s conditions as set forth in Section 9.01, (ii) as set forth in Section 4.12, or (iii) in the event of an uncured default by Seller as described in Section 17.02, the Earnest Money shall be NON-REFUNDABLE to Purchaser. In the event Purchaser timely elects to terminate this Agreement pursuant to Section 4.02(b), the Initial Earnest Money shall be released by Escrow Company to Purchaser by the next Business Day after such termination by Purchaser.

(c)          On or before 1:00 p.m. Eastern Time on the Closing Date, Purchaser shall deliver to the Escrow Company the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, by wire transfer of immediately available United States of America funds, which shall be held and disbursed by the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income Taxes payable with respect to any interest earned with respect to the Earnest Money unless, pursuant to the terms of this Agreement, the Earnest Money is paid to Seller, in which event Seller shall be responsible for any income Taxes payable with respect to any interest earned with respect to the Earnest Money. For those purposes, Purchaser and Seller shall provide their respective federal Tax identification numbers to Escrow Company. The Earnest Money shall be allocated among each Hotel pro rata in proportion to the relative Allocated Purchase Prices of the Hotels (the “Allocated Earnest Money”).

3.02         Earnest Money Escrow Agreement. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the terms of this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is required to be paid pursuant to the provisions of this Agreement. If the sale of the Properties is consummated in accordance with the terms of this Agreement, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller or the termination of this Agreement in accordance with its terms, the Earnest Money shall be disbursed as provided in this Agreement.

3.03         Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price shall be allocated for federal, state and local Tax purposes among the Properties as set forth in Section 3.01. Within five (5) Business Days after the Effective Date, Seller and Purchaser shall negotiate in good faith the allocation of the Allocated Purchase Price in respect of each Hotel as between the Real Property and Personal Property located at each such Hotel in accordance with Section 1060 of the Code (the “Purchase Price Allocation”). Purchaser and Seller shall (A) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the agreed Purchase Price Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (B) file all federal, state and local Tax returns and related Tax documents consistent with the agreed Purchase Price Allocation, as the same may be adjusted pursuant to any provisions of this Agreement, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

3.04         Independent Consideration. A portion of the Initial Earnest Money deposited by Purchaser, in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Properties pursuant to the terms of this Agreement. The Independent Consideration is nonrefundable in all events. Upon the Closing or earlier termination of this Agreement, the Independent Consideration shall be paid to Seller, and all references herein to any return of the Earnest Money to Purchaser shall be deemed to mean a return of the Earnest Money less the Independent Consideration.

Article IV
INSPECTIONS

4.01        Property Documents. To the extent not already delivered to Purchaser prior to the Effective Date, within five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser all documents listed on Exhibit I attached hereto to the extent in Seller’s possession (collectively, the “Initial Property Documents”), and thereafter Seller shall promptly provide Purchaser access to any other Documents requested in writing by Purchaser that Seller has in its possession or control concerning the Properties which are not Excluded Documents.

4.02        Inspections.

(a)          Purchaser shall have the right, until 5:00 p.m. Eastern Time on the last day of the Feasibility Period, and thereafter if this Agreement is not terminated, pursuant to the following provisions:

(i)          to make inquiries with respect to the Properties and to enter upon the Real Property upon reasonable prior written notice to Seller and in accordance with the access requirements set forth in Section 4.03 below,

(ii)         to perform, at Purchaser’s sole cost and expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies, inspections and investigations as Purchaser may deem appropriate, and

(iii)        to review the Documents

(collectively referred to as, “Due Diligence”).

(b)          Purchaser shall, prior to the expiration of the Feasibility Period, have the right to terminate this Agreement for any or no reason whatsoever by providing written notice to Seller and, upon such termination, the Earnest Money shall be delivered to Purchaser, and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.

(c)          Purchaser shall be conclusively deemed to have not exercised such right of termination unless by 5:00 p.m. Eastern Time on the last day of the Feasibility Period Purchaser has delivered to Seller written notice that Purchaser is exercising the right to terminate this Agreement under this Section 4.02.

(d)          After the Feasibility Period, if this Agreement is not terminated pursuant to the preceding provisions, the Earnest Money shall be non-refundable except as specified herein.

4.03        Review and Inspection.

(a)          During the Feasibility Period (and thereafter if this Agreement is not terminated), Purchaser shall have the right to enter upon the Properties for the purpose of conducting its Due Diligence provided that in each such instance:

(i)          Purchaser provides reasonable prior notice to Seller in writing of its intent to enter the Properties to conduct its Due Diligence as set forth below in Section 4.03(c);

(ii)         Purchaser’s Due Diligence shall be conducted so as not to interfere in any material respect with, and shall take into consideration, the use and operation of the Properties by Manager; and,

(iii)        Purchaser is in full compliance with the insurance requirements set forth in Section 4.06.

(b)          At Seller’s election, a representative of Seller may be present during any entry by Purchaser or its representatives upon the Properties for Due Diligence, provided Manager and/or Seller (as the case may be) is available promptly after Purchaser’s reasonable prior notice as described in Section 4.03(a)(i).

(c)          Purchaser shall ensure that neither it nor any of its representatives unreasonably interfere in any material respect with the guests of the Hotels or ongoing operations occurring at the Properties. Purchaser shall notify Seller in writing not less than one (1) Business Day in advance of undertaking any Due Diligence at the Properties, which notification shall describe the nature of the review work to be undertaken, the estimated time and duration of the review and shall identify the parties making the review.

(d)          Purchaser shall not cause or permit any mechanics’ liens, materialmen’s liens, or other liens to be filed against the Properties as a result of its Due Diligence.

(e)          Any meetings or interviews with any Employees prior to the Closing Date must be scheduled through representatives of Seller and/or Manager and such representatives shall be permitted to attend any such meeting or interview.

(f)          Any Due Diligence performed at the Properties shall be done at Purchaser’s sole cost and expense by employees, agents, consultants or contractors hired by Purchaser.

(g)          Promptly, upon written request from Seller to Purchaser, Purchaser shall use commercially reasonable efforts (subject to applicable confidentiality restrictions applicable to Purchaser) to furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos and other environmental studies regarding the Properties obtained by Purchaser during Purchaser’s Due Diligence; provided, however, Purchaser will not be required to deliver or disclose any proprietary information prepared for Purchaser (e.g., internal models, budgets and projections and renovation plans), provided further, however, Seller will keep all such studies confidential, will not disclose to any third party the existence or content of such studies and promptly upon request of Purchaser, will destroy (and certify to Purchaser such destruction) all such studies (and any copies thereof) promptly following termination of this Agreement.

4.04         Testing. During the Feasibility Period and prior to Closing, Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Properties; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive or invasive testing into the structures or ground comprising the Properties, including a Phase II environmental assessment, without: (a) submitting to Seller the scope and inspections for such testing; and (b) obtaining the prior written consent of Seller for such testing, which consent may be withheld in Seller’s sole discretion.

4.05         Confidentiality. Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, potential lenders, employees, accountants, attorneys, other professionals and consultants, and potential investment sources in connection with the transaction contemplated in this Agreement), without Seller’s prior written consent unless Purchaser is obligated by Legal Requirements to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Properties or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall be entitled to make any such disclosure which is otherwise publicly known or available other than as a result of the breach of this Section 4.05 or the confidentiality agreement (if any) previously executed by the parties, was or becomes available to Purchaser on a non-confidential basis from a source other than Seller, or was or is developed by Purchaser or its Affiliates without using or relying on any information or documents otherwise covered by the provisions of this Section 4.05. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence for a period of one (1) year unless Purchaser is obligated by Legal Requirements to make such disclosure and, to the extent possible, any Documents provided by Seller to Purchaser shall, upon Seller’s request, be returned to Seller at Purchaser’s sole cost and expense or destroyed. The last sentence of this Section 4.05 shall survive the termination of this Agreement.

4.06         Indemnification; Insurance.

(a)          Except for (i) discovery or identification of existing Liabilities or conditions (and except for any disclosure thereof required of Purchaser under applicable Legal Requirements), and (ii) any acts or omissions of Seller or any of Seller’s Indemnitees, Purchaser agrees to indemnify, protect, defend, and hold Seller and Seller’s Indemnitees harmless from and against any and all Liabilities suffered or incurred by Seller or any of Seller’s Indemnitees as a result of or in connection with Purchaser’s inspection of the Properties (including activities of any of Purchaser’s employees, consultants, contractors, or other agents relating to the Properties), including mechanics’ liens, damage to the Properties, or injury to persons or property resulting from such activities; provided, however, before seeking recourse against Purchaser in respect of the indemnity set forth in this Section 4.06(a) Seller will first seek recovery of any such Liabilities from the insurance policies referenced in clause (c) below.

(b)          If any Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore such Property to its condition existing prior to the commencement of such activities which disturb or alter such Property.

(c)          Prior to Closing, Purchaser agrees to maintain and have in effect policies of commercial general liability insurance, containing a waiver of subrogation reasonably acceptable to Seller and with limits of at least Two Million Dollars ($2,000,000.00), for bodily or personal injury or death covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives at each of the Hotels. Such insurance shall:

(i)          name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate,

(ii)         be written by a reputable insurance company having a rating of at least “A-VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and

(iii)        otherwise be subject to Seller’s prior approval, which shall not be unreasonably withheld, delayed or conditioned.

(d)          If Purchaser accesses any of the Properties under this Article IV, then Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under Section 4.06(c) upon Seller’s request.

(e)          The provisions of this Section 4.06 shall survive the Closing or termination of this Agreement.

4.07         Title and Survey. To the extent not already delivered to Purchaser prior to the Effective Date, within three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser copies of the Existing Surveys. Purchaser shall have the right to obtain at Purchaser’s sole cost and expense updates to the Existing Surveys (or new surveys for the Real Properties (in either case, the “Updated Surveys”). Within five (5) Business Days after the Effective Date, Purchaser shall order the Title Commitments and the Updated Surveys. Prior to Closing, Purchaser shall have the right to obtain, at Purchaser’s sole cost and expense, any desired endorsements to the Title Policies which are available; provided, however, Seller shall pay for any curative endorsements which Seller agrees to obtain as described in Section 6.04 below.

4.08        Conveyance of Title. At the Closing, if requested by the Title Company, each entity comprising Seller, solely with respect to such entity and that Property owned by such entity, shall execute a form of owner’s affidavit reasonably acceptable to the Title Company (the “Owner’s Affidavit”), and Seller and/or Purchaser (as applicable) shall execute any other documents, undertakings and agreements reasonably required by the Title Company to issue to Purchaser the Title Policy covering the Property in the full amount of the applicable portion of the Purchase Price, as shown on the Purchase Price Allocation, without exceptions other than the Permitted Encumbrances, except that in no event shall such Seller entity have any obligation to execute any documents, undertakings and agreements necessary for issuance of any endorsements requested by Purchaser other than those endorsements, if any, which such Seller entity expressly agrees to obtain as set forth in Seller’s Response.

4.09        Pre-Closing Title Defects.

(a)          Notwithstanding anything to the contrary in this Agreement, if any Title Commitment, any Title Commitment Update, any Existing Survey~~,~~ or any Updated Survey discloses any matter as to which Purchaser objects, then, no later than ten (10) Business Days after Purchaser’s receipt of such Title Commitment, Title Commitment Update, Existing Survey, or Updated Survey, Purchaser shall have the right to notify Seller in writing of such matter (collectively, “Purchaser’s Objections”) (it being understood that from and after the Feasibility Period, Purchaser shall not have the right to give to Seller Purchaser’s Objections in respect of matters disclosed in (w) the Title Commitments, (x) the Existing Surveys, (y) any Title Commitment Update received by Purchaser more than ten (10) Business Days prior to the end of the Feasibility Period or (z) any Updated Surveys received by Purchaser more than ten (10) Business Days prior to the end of the Feasibility Period). Purchaser shall diligently pursue resolution of all title and survey matters with the Title Company and surveyor prior to expiration of the Feasibility Period.

(b)          Subject to Section 4.10, Seller may notify Purchaser within five (5) Business Days after receipt of notice of any Purchaser’s Objections but in any event at least two (2) Business Days prior to the Closing Date (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”).

(c)          Subject to Section 4.10, if Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure such Purchaser’s Objections.

(d)          If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure all or any number of Purchaser’s Objections pursuant to the provisions of Section 4.09(c), then by no later than 5:00 p.m. Eastern Time on the date that is ten (10) Business Days after the last day of Seller’s Response Period, but in any event prior to the Closing Date, Purchaser shall elect by written Notice to Seller either to:

(i)          waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure, or

(ii)         terminate this Agreement, in which case the Earnest Money shall be promptly delivered to Purchaser and the parties hereto shall have no further rights or obligations hereunder, except those which expressly survive a termination of this Agreement.

(e)          If Seller elects to cure such Purchaser’s Objections and if Seller fails to cure Purchaser’s Objections by the Closing Date (provided, that, notwithstanding anything to the contrary herein, Seller may, at its option, extend the Closing Date for the period required to effect such cure, but not in excess of thirty (30) days), then Purchaser’s sole remedy, exercisable no later than the Closing Date (as it may be extended as provided herein) shall be to (i) proceed to the Closing (subject to the terms of this Agreement) subject to such matters, which shall, in such case, be Permitted Encumbrances, without any abatement of the Purchase Price, or (ii) terminate this Agreement, in which case the Earnest Money shall be promptly delivered to Purchaser and the parties hereto shall have no further rights or obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the provisions of Section 4.09(d) by no later than 5:00 p.m. Eastern Time on the last day of such ten (10) Business Day period, but in any event prior to the Closing Date, Purchaser shall be deemed to have elected to waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure. Nothing contained in this Section 4.09(e) shall derogate from Seller’s obligations in Section 4.10.

(f)          Reserved.

(g)          Other than any Required Cure Matters, any title matters revealed by any Title Commitment, any Title Commitment Update, any Existing Survey~~,~~ or any Updated Survey which are not objected to by Purchaser as provided in this Section 4.09, or which are waived or deemed waived by Purchaser as provided above, shall all be deemed “Permitted Encumbrances”.

4.10         Release of Liens. Subject to the terms of this Section 4.10, Seller shall obtain at or prior to the Closing Date the full reconveyance, release or other discharge, of record, and convey the Properties free and clear, of each and every (i) Lien placed on the Properties by Seller and (ii) all other monetary Liens on the Real Property (or any portion thereof), in each case, of an ascertainable amount and which is curable by the payment or escrow of a liquidated sum of money up to one hundred thousand dollars ($100,000) per Real Property (the items described in clauses (i) and (ii) of this Section 4.10 being collectively referred to herein as “Required Cure Matters”). For avoidance of doubt, if Seller does not cure any Required Cure Matter on or before the Closing Date, then Seller shall be deemed to have failed to perform its obligations under this Agreement in a material respect giving rise to Purchaser exercising its remedies as set forth in Section 17.02(a). Prior to Closing, Escrow Company shall obtain, in timely fashion, payoff letters from the record holder of each Lien (or otherwise identified to Escrow Company by Seller or Purchaser). If Seller fails to obtain the reconveyance, release or other discharge of any Lien placed on the Properties by Seller, Purchaser shall have the right (but not the obligation) to direct Escrow Company to withhold from the Purchase Price otherwise disbursable to Seller the amount specified in the applicable payoff letter for such reconveyance, release or discharge and to use the amount(s) so withheld to obtain the same, for Purchaser’s benefit.

4.11         Franchise Consent Documents. Purchaser acknowledges that the Hotels are currently subject to the Franchise Agreements. At its sole cost and expense Purchaser shall, within five (5) Business Days after the expiration of the Feasibility Period, apply to Franchisor for the Franchise Consent Documents. Purchaser shall use commercially reasonable efforts to pursue the Franchise Consent Documents and to promptly provide Franchisor with all documentation necessary for the Franchise Consent Documents and satisfactory to Purchaser in its reasonable discretion. Seller, at no expense to Seller, shall cooperate as reasonably necessary in connection with obtaining the Franchise Consent Documents. Purchaser shall notify Seller upon its receipt of Franchisor’s approval of the Franchise Consent Documents. From time to time following the expiration of the Feasibility Period and prior to the Closing, Purchaser shall, following written request from Seller (which requests will not be made more frequently than bi-monthly except during the thirty (30) day period prior to the Closing Date), use commercially reasonable efforts to provide Seller with updates on the status of its negotiations with the Franchisor. Purchaser agrees to deliver the Purchaser execution counterparts to the Franchise Consent Documents to the Franchisor at or prior to the Closing.

4.12         Property Improvement Plans. Immediately after the Effective Date, Seller and Purchaser, at Purchaser's expense, shall work together to negotiate with Franchisor the property improvement plan (the “PIP”) for each Hotel. After determining the scope of the PIP, the parties shall cooperate and coordinate with each other to arrange with either (i) McKibbon Hotel Group, Inc., or (ii) an independent nationally recognized third party project management firm mutually approved by Seller and Purchaser (in either case, the “Project Management Firm”), for the completion, at Purchaser's expense (except that Seller shall pay for all initial PIP application, processing and similar fees and charges due or payable to Franchisor) of a property condition inspection and report for each of the Hotels, which report shall include a final PIP pricing estimate for each of the Hotels. If, in the aggregate, the final PIP pricing estimate prepared by the Project Management Firm for all of the Hotels is less than or equal to Five Million Four Hundred Thousand Dollars ($5,400,000) (the “PIP Threshold”), there shall be no adjustment to the Purchase Price on account of PIP. However, if the final PIP pricing estimate prepared by the Project Management Firm is greater than the PIP Threshold, Purchaser shall be entitled to a reduction of the Purchase Price equal to fifty percent (50%) of the amount that the PIP pricing estimate exceeds the PIP Threshold, up to a maximum Purchase Price reduction of Five Hundred Thousand Dollars ($500,000) (i.e., a maximum PIP pricing estimate of $6,400,000). If the PIP pricing estimate exceeds Six Million Four Hundred Thousand Dollars ($6,400,000), then Purchaser may, by written notice to the other party delivered within ten (10) days after receipt of the PIP pricing estimate, terminate this Agreement by written notice to the other party; provided, however, should Purchaser timely elect in writing to terminate this Agreement as provided in this section, Seller shall have a period of five (5) days after receipt of Purchaser's termination notice in which to elect to reduce the Purchase Price in an amount equal to the amount by which the PIP pricing estimate exceeds Six Million Four Hundred Thousand Dollars ($6,400,000), in which case Purchaser's termination notice shall no longer be effective and the parties shall proceed to Closing as otherwise provided herein.

Article V
REPRESENTATIONS AND WARRANTIES

5.01         Representations and Warranties of Seller. Each entity comprising Seller, but solely with respect to such entity and the respective Hotel and Property owned by such entity, hereby represents and warrants to Purchaser that as of (i) the Effective Date and (ii) the Closing Date:

(a)          Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business in the state in which the applicable Hotel owned by such Seller entity is located.

(b)          Power and Authority. Seller has full right, power and authority to (i) execute and deliver this Agreement and any agreement, certificate, instrument or other document delivered in connection herewith (the “Closing Documents”), (ii) perform its obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby.

(c)          Authorization. The execution, delivery and performance of this Agreement and the Closing Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly authorized by proper limited liability company action in accordance with Legal Requirements and the Organizational Documents of Seller. No limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or the Closing Documents, or to consummate the purchase and sale of the Hotels or Properties in accordance with the terms hereof. The Person(s) executing and delivering this Agreement and the Closing Documents on behalf of Seller has been duly and validly authorized to do so. This Agreement and the Closing Documents, when executed and delivered by Seller, will constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

(d)          No Consents; No Conflicts. Except as included in the Documents and specifically excluding non-material consents, neither the execution, delivery or performance of this Agreement or the Closing Documents, nor the consummation of the purchase and sale of the Hotels or Properties, (i) requires Seller to obtain the consent, approval, order, waiver, authorization, registration or declaration from, or give notice or make any filing with, any third party or any governmental authority, or (ii) will (x) violate, conflict with or constitute a default under any of the Organizational Documents, (y) conflict with, breach, result in a default (or an event which with notice and passage of time or both would reasonably be expected to constitute a default) or violate any contract, bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller and/or an Affiliate of Seller is a party or by which it, they or the Property is bound or (iii) result in a breach or violation of any Legal Requirement.

(e)          Hotel Contracts. To Seller’s Knowledge, Exhibit C accurately identifies each Hotel Contract in effect and:

(i)          each Hotel Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller and each other party thereto;

(ii)         true, complete and correct copies of each Hotel Contract have been delivered to Purchaser or will be delivered or made available to Purchaser within three (3) Business Days after the Effective Date;

(iii)        none of the Hotel Contracts has been amended, modified or supplemented in any way;

(iv)        neither Seller nor, to Seller’s Knowledge, Manager has received or delivered notice of a breach, default or termination under any Hotel Contract that has not been cured or retracted, as applicable, and no default or breach exists under any Hotel Contract on the part of Seller or any other party thereto; and

(v)         neither Seller nor any other party to a Hotel Contract has given notice to the other of any defenses, set-offs or claims in connection with any of the Hotel Contracts.

(f)          Bookings. To Seller’s Knowledge, other than the Bookings, the Liquor Concession Agreements and the Space Leases, there are no leases, licenses, concessions, or other occupancy agreements or arrangements for the use or occupancy of any portion of any Property.

(g)          Litigation and Other Proceedings. To Seller's Knowledge, except as described in Exhibit D, there is no material action, suit, litigation, hearing, governmental investigation, arbitration, unsatisfied order or judgment or other proceeding pending against any Property, against Seller or against Manager, in each case, in respect of any Property and where written notice has been delivered, in any court or before or by an arbitration tribunal or regulatory commission, department or agency and, to Seller’s Knowledge, no such action, suit, litigation, hearing, governmental investigation, arbitration, unsatisfied order or judgment or other proceeding or administrative proceeding has been threatened or contemplated. For purposes of this Section 5.01(g) an action, suit, litigation, hearing, governmental investigation, arbitration, unsatisfied order or judgment or other proceeding shall only be considered “material” if it involves a claim in excess of $25,000 that is not fully covered by insurance.

(h)          Condemnation. To Seller's Knowledge, neither Seller nor Manager has received written notice of any pending condemnation, eminent domain or similar proceedings with respect to any individual Property (or any part thereof) and, to Seller’s Knowledge, there are no threatened condemnation, eminent domain or similar proceedings with respect thereto.

(i)          Employees.

    (i)          Seller does not employ or retain any persons (including independent contractors) with respect to any Hotel, and to Seller's Knowledge all Employees with respect to any Hotel are employed (or retained pursuant to third party contract labor agreements), by Manager under the applicable Existing Management Agreement;

   (ii)         Neither Seller nor, to Seller’s Knowledge, Manager is a party to any collective bargaining agreements with any labor union with respect to any Employees who perform services with respect to any Hotel; and

   (iii)        None of Seller or any Affiliates of Seller, nor to Seller’s Knowledge, Manager, has been ordered by the National Labor Relations Board (“NLRB”) or any court to recognize, or lost a representational election certifying, any labor union as the exclusive representative of any Employee for purposes of collective bargaining and to Seller's Knowledge no labor union has, in writing, claimed or demanded to represent, and to Seller's Knowledge there are no organizational campaigns in progress or anticipated or threatened with respect to, or any NLRB representational election scheduled with respect to, any Employee, in each case relating to any of the Hotels.

(j)          Notices. Except as noted on Schedule 5.01(j), neither Seller nor, to Seller’s Knowledge, Manager has received any written notice:

(i)          of any violations or alleged violations of Legal Requirements with respect to any Property which have not been corrected to the satisfaction of the issuer of the notice or which would have a material adverse effect on the operation of the Hotel, or;

(ii)         indicating that any inquiry, complaint, proceeding or investigation (excluding routine, periodic inspections) is contemplated or pending regarding compliance of any Property with any such Legal Requirements.

(k)          No Foreign Person. Seller (or if Seller is disregarded as separate from its owner for U.S. federal income Tax purposes, Seller’s owner for U.S. federal income Tax purposes) is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Code and the regulations promulgated thereunder.

(l)          Prohibited Persons and Transactions. Neither Seller nor to Seller's Knowledge any of its Affiliates, nor to Seller's Knowledge any of their respective partners, members, shareholders or other equity owners, employees, officers, directors, representatives or agents is, nor will they knowingly become:

(i)          a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and Seller is not and will not engage in any dealings or transactions or be otherwise associated with such Persons; or

(ii)         a “specially designated global terrorist” or other Person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or a Person either:

(A)         included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or

(B)         designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a Person similarly designated under any related enabling legislation or any other similar executive orders.

(m)          Money Laundering. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any Legal Requirements relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by any Legal Requirements or that this Agreement or the Closing Documents, or the transactions contemplated hereby and thereby, is or will be in violation of any Legal Requirements. Seller has implemented and will continue to implement procedures, and has consistently applied and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

(n)          ERISA. To Seller’s Knowledge:

(i)          Neither Seller nor any ERISA Affiliates of Seller is party to, sponsors, contributes to, or has any liability arising under or out of, or relating to, any Employee Benefit Plan relating to any current or former Employee who performs, or performed, services with respect to any Hotel;

(ii)         No Lien exists, or is anticipated, on the Hotels or the Property by operation of law or otherwise as a result of the operation or maintenance of any Employee Benefit Plan by Seller or any ERISA Affiliates of Seller;

(iii)        Seller is not an Employee Benefit Plan and none of Seller’s assets are plan assets as defined or determined under ERISA; and

(iv)        There are no “multiemployer plans” (as defined in Section 3(37) of ERISA) with respect to any Hotel or any Employees who performs services with respect to any Hotel.

(o)          Environmental Matters. Except as set forth in the reports described in Schedule 5.01(o) attached hereto, to Seller’s Knowledge, Seller has not received a written notice from a governmental authority alleging a violation of any Environmental Law which has not been addressed and cured in accordance with Environmental Laws.

(p)          Title. Seller owns good and marketable title to (i) the Fixtures and Tangible Personal Property, (ii) the Operating Equipment and Supplies, (iii) the Consumables, (iv) the Inventory and (v) the Deposits. As of Closing, such items shall be free and clear of all Liens (other than those which will be released at Closing or which are Permitted Encumbrances).

(q)          Bankruptcy. Seller has not (i) made a general assignment for the benefit of its creditors, (ii) voluntarily filed, nor had filed against it, any petition or answer seeking or acquiescing to any reorganization, arrangement, composition, readjustment, liquidation, dissolution, protection or similar relief for Seller under any applicable federal, state or local law or regulation relating to bankruptcy, insolvency or other relief for debtors (including, without limitation, the United States Bankruptcy Code), (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or (iv) suffered an attachment, execution or other judicial seizure of any property interest.

(r)          Brokerage. Seller has not had any dealings, directly or indirectly, with any broker, agent, finder, financial advisor or similar person or entity relating to the sale of the Property or the transactions contemplated hereby in a manner which would entitle such person or entity to any fee or commission in connection with this Agreement or the transactions contemplated hereby. Seller agrees to indemnify and hold Purchaser and its Indemnitees harmless against and from any and all Liabilities incurred by Purchaser arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, finder, financial adviser or similar person or entity in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of Seller.

(s)          Taxes and Assessments. Except as noted on Schedule 5.01(s), neither Seller nor, to Seller’s Knowledge, Manager has filed notices of protest or appeal against, or commenced proceedings to recover, real property Tax assessments against any of the Real Property. Except as set forth on Schedule 5.01(s), there are no currently pending appeals or abatement proceedings with respect to the real estate Taxes assessed on the Real Property. There are no pending real estate Tax protests or real estate Tax proceedings affecting the Real Property. Notwithstanding the foregoing, Seller shall maintain the right to commence or initiate a protest or appeal of the real property Tax assessments levied against any of the Real Property in accordance with Section 14.01(c), and provided that written notice of same is given to Purchaser, the commencement or initiation of such protest or appeal by Seller shall not be a breach of this Section 5.01(s) nor shall it give Purchaser the right to cancel this Agreement.

(t)          Insurance. Exhibit N, sets forth a true, correct and complete list of all insurance policies covering the Properties (each, an “Insurance Policy”). True, complete and correct copies of each Insurance Policy (or summaries of the material provisions thereof) have been delivered to Purchaser or will be made available to Purchaser within three (3) Business Days after the Effective Date. Except as noted on Schedule 5.01(t), to Seller's Knowledge, Seller has received no written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would reasonably be expected to materially and adversely affect the insurability of the Property or cause, or reasonably be expected to cause, any material increase in the premiums for insurance for the Property that have not been cured or repaired. For purposes of this Section 5.01(t), an increase in the premiums for insurance for a Property shall only be considered “material” if the increase is, or could reasonably be expected to be, in excess of $25,000.

(u)          Liquor Licenses and Permits. To Seller’s Knowledge, the Liquor Licenses and Permits are in full force and effect. To Seller’s Knowledge, with respect to such Liquor Licenses and Permits, all registrations, declarations, reports, notices, forms and other documents required to be filed with any governmental authority, and all amendments or supplements to any of the foregoing in respect of any Liquor Licenses or Permits were timely filed, and such filings are in full force and effect and were prepared in all material respects in accordance with all Legal Requirements, and all material fees and assessments due and payable in connection therewith have been paid in a timely manner. To Seller's Knowledge, Seller has made available to Purchaser a true and complete copy of all Permits and Liquor Licenses. Except as noted on Schedule 5.01(u), to Seller’s Knowledge, neither Seller nor Manager has received any written notice from any governmental authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Permit or Liquor License that has not been cured or dismissed, or (ii) any failure by Seller or Manager to obtain any Permits or Liquor Licenses required for the Property that has not been cured or dismissed.

(v)         Franchise Agreements. Exhibit O sets forth (i) a true, complete and correct list of the Hotels that are subject to a Franchise Agreement and (ii) the name and date of each Franchise Agreement (and any amendments, modifications, guarantees and any ancillary documents and agreements related thereto). There are no outstanding or incomplete capital expenditures or improvements planned or approved for any Hotel, but specifically excluding any capital expenditures or improvements that are set forth in the PIP that, in each case, is required pursuant to the Franchise Agreement for such Hotel to be completed prior to the Closing Date. Each Franchise Agreement is in full force and effect and constitutes a legal, valid and binding obligation of such Hotel and/or Seller, as applicable, and each other party thereto. Neither Seller nor, to Seller’s Knowledge, Manager has received or delivered notice of a breach, default or termination under any Franchise Agreement, or a violation of Franchisor’s quality assurance or similar program, that has not been cured or retracted, as applicable, and, to Seller’s Knowledge, no default or breach, or non-compliance with any quality assurance or similar program, exists under any such Franchise Agreement on the part of Seller or any Hotel. To Seller’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice or the lapse of time or the happening of any further event or condition, would reasonably be expected to give rise to a default or breach, or a violation of any quality assurance or similar program, by Seller or any Hotel under any such Franchise Agreement. To Seller’s Knowledge, each of the Hotels is in compliance with Franchisor’s quality assurance or similar programs and has not been placed in Franchisor’s “Yellow Zone” or “Red Zone”. Purchaser acknowledges receipt of the Franchisor PIP Verification Inspection Letters set forth in Exhibit W.

(w)          Existing Management Agreements. Exhibit P accurately identifies each Existing Management Agreement, including the name and date of each (and any amendments, modifications, guarantees and any ancillary documents and agreements related thereto). Other than as described in the Existing Management Agreements, no Person provides any management services to any Hotels. On the Closing Date, there will be no Existing Management Agreements or other hotel management agreements in effect with any Person for the management of any Hotel (other than agreements entered into by Purchaser) and any such Existing Management Agreement shall be terminated, effective on or prior to Closing, by the parties thereto without any cost to Purchaser. Seller shall bear all costs and liabilities, including, but not limited to, any termination fee associated with the termination of any Existing Management Agreement prior to, at or in connection with the Closing.

(x)          ROFO/ROFR. Except as set forth in Section 17.04 of the Franchise Agreements, Seller has not granted, nor is Seller subject to, any purchase options, rights of first offer, rights of first refusal or any other similar rights in favor of any third party with respect to any Properties.

(y)          Reserved.

(z)          Financial Statements. To Seller’s Knowledge, Seller has provided true, correct and complete copies of the income and expense statements for each of the Properties received from the Manager since July 2013 (the “Financial Statements”). To Seller’s Knowledge, the Financial Statements have been prepared by Manager in accordance with the Uniform System of Accounts for the Lodging Industry as adopted by the American Hotel and Lodging Association at the time such Financial Statements were issued.

(aa)         Reserved.

(bb)         Budgets. Exhibit T sets forth true, correct and complete copies of the current operating and capital expenditure budgets for each Hotel.

(cc)         Operating Leases. On the Closing Date, there will be no Operating Leases or any other similar agreements in effect with any Person for any Hotel (other than agreements entered into by Purchaser) and any such Operating Lease shall be terminated, effective on or prior to Closing, by the parties thereto without any cost to Purchaser. Seller shall bear all costs and liabilities, including, but not limited to, any termination fee associated with the termination of any Operating Lease prior to, at or in connection with Closing.

(dd)         WS Spherical Hotel Operating Lease. Neither WS Spherical nor the WS Spherical Hotel is party to or subject to any operating lease or similar agreement.

(ee)         For the purposes of this Agreement, the term to “Seller’s Knowledge” or words of similar import, shall mean the actual, as distinguished from implied, imputed and constructive, knowledge of Keith Manning, after due inquiry of Patrick Campbell, Timothy Hodes and each of the general manager and Manager of each Hotel and/or Property regarding Seller’s Representations, provided that in no event shall such person(s) have any personal liability. Notwithstanding and without limiting the foregoing, (i) if any of Seller’s Representations contained in this Agreement or in any Closing Document are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transaction hereunder and purchases the Properties, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that on or prior to Closing, Purchaser shall have had actual Knowledge (as defined in the last paragraph of Section 5.02) of the false or inaccurate representations or warranties or other breach or default, and (ii) to the extent that (A) studies or reports obtained by Purchaser or (B) copies of the Documents or other information are delivered in writing to Purchaser's knowledge persons identified in Section 5.02(g) (including by electronic mail and attachments thereto) or posted on Seller’s online virtual data room and accessible to Purchaser, in each case no later than three (3) Business Days prior to the expiration of the Feasibility Period, and which contain provisions or information which, on the face of such Documents or other information, are clearly and unambiguously inconsistent with Seller’s Representations, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto following the end of the Feasibility Period), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the Documents or other such information.

5.02        Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

(a)          Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date of Closing, Purchaser or its applicable title-taking designee or assignee shall be in good standing and qualified to do business in the state or states, as applicable, in which the applicable Hotels are located. Purchaser has full right, power and authority, has obtained all necessary consents, and has taken all corporate and other action necessary to authorize Purchaser, to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The person(s) executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Purchaser at the Closing will be, binding and legal obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(b)          No Conflict. The execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent, approval or authorization of any third party or any governmental authority (including the judicial system or any part thereof), nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Purchaser, or an Affiliate of Purchaser, is a party or by which it or its property is bound.

(c)          Prohibited Persons and Transactions. Neither Purchaser nor to Purchaser’s Knowledge any of its Affiliates, nor to Purchaser’s Knowledge any of their respective partners, members, shareholders or other equity owners, and to Purchaser’s Knowledge, none of its employees, officers, directors, representatives or agents is, nor will they knowingly become:

(i)          a Person with whom U.S. Persons are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Purchaser’s Knowledge Purchaser is not and will not engage in any dealings or transactions or be otherwise associated with such Persons,

(ii)         a “specially designated global terrorist” or other Person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or

(iii)        a Person either:

(C)         included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or

(D)         designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a Person similarly designated under any related enabling legislation or any other similar executive orders.

(d)          ERISA. To Purchaser’s Knowledge, the assets of Purchaser are not "plan assets" under (and as such term is defined in) ERISA.

(e)          Brokerage. Purchaser has not had any dealings with any broker, agent, or finder relating to the sale of the Properties or the transactions contemplated hereby and Purchaser agrees to indemnify and hold Seller and its Indemnitees harmless against and from any and all Liabilities incurred by Seller arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Properties or the transactions contemplated hereby resulting from the acts of Purchaser.

(f)          Litigation. There are no actions, suits or proceedings (including, but not limited to bankruptcy) pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting Purchaser, that if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(g)          For the purposes of this Agreement, the term to “Purchaser’s Knowledge” or words of similar import, shall mean the actual, as distinguished from implied, imputed and constructive, knowledge of Jonathan P. Mehlman and Edward Hoganson, in each case after reasonable inquiry regarding Purchaser’s Representations, provided that in no event shall such person(s) have any personal liability. Notwithstanding and without limiting the foregoing, (i) if any of Purchaser’s Representations contained in this Agreement or in any Closing Document are materially false or inaccurate, or Purchaser is in material breach or default of any of its obligations under this Agreement that survive Closing, and Seller nonetheless closes the transaction hereunder and sells the Properties, then Purchaser shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon Closing) in the event that on or prior to Closing, Seller shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default.

Article VI
CLOSING AND CLOSING DELIVERIES

6.01         Closing and Escrow. The Closing shall take place on the Closing Date at the New York, New York office of Proskauer Rose LLP (except that any documents that are required to be recorded shall be delivered to the Title Company), or such other place as Seller and Purchaser shall agree in writing; it being agreed that, except for documents required to be recorded, any Closing Documents may be delivered via the email exchange of PDFs, provided that manually signed counterparts of any PDF Closing Documents are sent to the applicable counterparty via overnight courier on the Closing Date. This Agreement shall not be merged into any Escrow Instructions, but any Escrow Instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control. Notwithstanding anything to the contrary set forth herein, Purchaser shall have the right, in its sole and absolute discretion (and without prejudice to any of its rights under this Agreement), to extend the Closing Date for a period of up to sixty (60) days upon thirty-five (35) days’ prior written notice to Seller. Within three (3) Business Days after Purchaser elects to make such extension, Purchaser shall deposit with the Escrow Company, as escrow agent, the additional amount of EIGHT MILLION DOLLARS ($8,000,000), by wire transfer of immediately available United States of America funds, as a further earnest money deposit (together with interest earned thereon, the “Extension Earnest Money”). The Extension Earnest Money shall form part of the Earnest Money and the Allocated Earnest Money for all purposes of this Agreement. Notwithstanding anything herein to the contrary: (a) if Purchaser exercises its right to extend the Closing Date as provided above, the total Purchase Price shall be increased by FIVE HUNDRED THOUSAND DOLLARS ($500,000); and (b) upon Purchaser's payment of the Extension Earnest Money, Escrow Agent shall disburse to Seller TEN MILLION DOLLARS ($10,000,000) of the Earnest Money to Seller as directed by Seller in writing and without further instruction, approval or consent of Purchaser. The TEN MILLION DOLLARS ($10,000,000) disbursed to Seller by Escrow Agent shall nonetheless remain a part of the Earnest Money, and in the case where this Agreement is terminated in accordance with its terms and Purchaser is entitled to a refund of the Earnest Money, Seller shall be required to promptly deliver to Purchaser after such termination the TEN MILLION DOLLARS ($10,000,000) previously disbursed to Seller.

6.02         Seller’s Deliveries. One (1) Business Day prior to Closing, except as otherwise noted, each entity comprising Seller, but solely with regard to the following documents applicable to the Property owned by such entity, shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate (provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement):

(a)          a recordable deed for the applicable Hotel from the applicable Seller entity to Purchaser or its permitted assignee under Section 14.01(g) conveying good and marketable title to the Real Property (the “Deed”) in the form attached to this Agreement as Exhibit E, subject to only the Permitted Encumbrances;

(b)          four (4) originals of a Bill of Sale from the applicable Seller entity transferring to Purchaser the applicable Personal Property to be transferred (other than the Excluded Assets and the Personal Property transferred by the General Assignment) in the form attached to this Agreement as Exhibit F;

(c)          four (4) original counterparts of an assignment of all of the applicable Seller entity's right, title and interest in, to and under the applicable Bookings, Hotel Contracts (except to the extent such Hotel Contracts are expressly not assignable and consent to such assignment is not obtained), Space Leases, Material Property Agreements, the Documents, Deposits, Accounts Receivables, Permits (other than Excluded Permits), and Miscellaneous Hotel Assets (“General Assignment”) in the form attached to this Agreement as Exhibit G;

(d)          four (4) originals of the applicable state’s transfer forms;

(e)          four (4) originals of an affidavit of the applicable Seller entity stating that it is not a “foreign person” within the meaning of Section 1445 of the Code, in the form of Exhibit H;

(f)          notices to parties to Hotel Contracts (except to the extent such Hotel Contracts are expressly not assignable and consent to such assignment is not obtained), Space Leases and Material Property Agreements of change in ownership of the Hotel, if requested by Purchaser in writing, in the form attached to this Agreement as Exhibit U;

(g)          prior to Closing, two (2) originals of the Preliminary Closing Statement;

(h)          an Owner’s Affidavit and other documents, if any, to be delivered by Seller pursuant to Section 4.08 above;

(i)          to the extent the Personal Property includes any vehicles owned by Seller, title to such vehicle, executed by the applicable Seller entity in such manner as is required to convey ownership to Purchaser, and registration materials;

(j)          any required real estate transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any state, county or municipality together with any change of ownership statements required under Legal Requirements;

(k)          all keys and combinations to locks on the Property;

(l)          copy of a written agreement between Seller and Manager terminating the applicable Existing Management Agreement as of the Closing Date with respect to the Hotel owned by such Seller entity;

(m)          evidence that the Operating Leases have been terminated, effective as of the Closing Date;

(n)          four (4) originals of the Seller’s Bring-Down Certificate;

(o)          if obtained as provided in Section 14.01(r), two (2) originals of a customary interim beverage service agreement or lease in the form attached hereto as Exhibit V (each, an “Interim Beverage Services Agreement”) (for the avoidance of doubt, delivery of an Interim Beverage Services Agreement shall not be a condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement); and

(p)          any other documents or items reasonably required by Title Company which are not inconsistent with this Agreement.

6.03         Purchaser’s Deliveries. One (1) Business Day prior to the Closing (unless otherwise provided in this Agreement, including in Section 6.03(a)), Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate (provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement):

(a)          the Purchase Price required to be paid on the Closing Date pursuant to Section 3.01;

(b)          four (4) original counterparts of the General Assignment;

(c)          subject to Franchisor’s agreement, if any, to deliver manually signed counterparts of the Franchise Consent Documents (to be held in escrow) in advance of Closing, two (2) originals of the fully executed Franchise Consent Documents;

(d)          prior to Closing, two (2) originals of the Preliminary Closing Statement;

(e)          copies of such articles of organization or formation; resolutions; authorizations; certifications; or other agreements relating to Purchaser as the Title Company shall reasonably require in connection with this transaction; provided, however, in no event shall Purchaser (or its permitted nominees or assignees) be required to deliver to Seller a copy of its limited liability company agreement;

(f)          any required real estate transfer Tax declaration and all other instruments as are customarily executed by purchasers to effectuate the conveyance of property similar to the applicable Property imposed by any state, county or municipality, including any change of ownership statements required under Legal Requirements;

(g)          four (4) originals of the Purchaser’s Bring-Down Certificate; and

(h)          if obtained as provided in Section 14.01(r), two (2) originals of the Interim Beverage Services Agreement (for the avoidance of doubt, delivery of an Interim Beverage Services Agreement shall not be a condition precedent to Seller’s obligation to close the transactions contemplated by this Agreement).

6.04         Expenses.

(a)          Seller shall pay the following expenses, which shall be apportioned to, and deducted from the proceeds payable to, each entity comprising Seller as follows:

(i)          fifty percent (50%) of all closing escrow fees, with twenty percent (20%) of such amount being attributable to each entity comprising Seller;

(ii)         Seller's legal fees and expenses, which shall be attributable to each entity comprising Seller as determined by Seller in its sole and exclusive discretion; and

(iii)        the costs and expenses of Seller's compliance with Sections 4.09 and 4.10, which shall be attributable to each entity comprising Seller as determined by Seller in its sole and exclusive discretion;

(iv)        title premiums for the issuance of the Title Policies, as follows:

(A)         WS Cincinnati shall pay fifty percent (50%) of the premium attributable to the issuance of the Title Policy for the WS Cincinnati Land (but excluding the cost of any endorsements requested by Purchaser);

(B)         WS College Station shall pay one hundred percent (100%) of the premium attributable to the issuance of the Title Policy for the WS College Station Land (but excluding the cost of any endorsements requested by Purchaser);

(C)         WS-CNO JV shall pay fifty percent (50%) of the premium attributable to the issuance of the Title Policy for the WS-CNO JV Land (but excluding the cost of any endorsements requested by Purchaser);

(D)         WS-FNO shall pay fifty percent (50%) of the premium attributable to the issuance of the Title Policy for the WS-FNO Land (but excluding the cost of any endorsements requested by Purchaser); and

(E)         WS Spherical shall pay one hundred percent (100%) of the premium attributable to the issuance of the Title Policy for the WS Spherical Land (but excluding the cost of any endorsements requested by Purchaser);

(v)         WS Cincinnati shall pay one hundred percent (100%) of any transfer or similar Taxes levied and attributable to the transfer to Purchaser of the Property owned by WS Cincinnati; and

(vi)        all liquidated damages, termination fees or Liabilities under any of the Existing Management Agreements, Operating Leases or Franchise Agreements, including those arising from or related to any termination thereof.

(b)          Purchaser shall pay the following expenses:

(i)          the remaining portion, if any, of the premium attributable to the issuance of the Title Policy for each Property, after taking into account Seller's payment as provided in Section 6.04(a)(iv), along with one hundred percent (100%) of any and all endorsements (other than curative endorsements which Seller has agreed to obtain, if any) to the Title Policies, and one hundred percent (100%) of the title premium for any lender’s Title Policies;

(ii)         the costs and expenses of compliance with Purchaser’s obligations under Article IV hereof, excluding Section 4.09;

(iii)        fifty percent (50%) of all closing escrow fees;

(iv)        the costs to obtain the Updated Surveys;

(v)         all sales taxes and transfer or similar taxes levied by any governmental entities, bodies or authorities having jurisdiction over the Hotels attributable to transfer of the Properties; except to the extent payable by WC Cincinnati as provided in Section 6.04(a)(v).

(vi)        the fee for the recording of the Deed and Purchaser’s mortgage and other loan documents, if any;

(vii)       all costs and expenses incurred in connection with the transfer of (1) any transferable Permits, warranties, or licenses in connection with the ownership or operation of the Properties, and (2) Liquor Licenses and the other Liquor Asset, as provided in Section 14.01(r);

(viii)      all costs and expenses associated with Purchaser’s financing, if any;

(ix)         Purchaser’s legal fees and expenses; and

(x)          all costs of Purchaser associated with obtaining the Franchise Consent Documents, not including (A) the initial PIP application, processing and similar fees and charges and (B) amounts which are the responsibility of Seller as provided in Section 6.04(a)(v);

(c)          All other costs and expenses incurred in effecting the Closing of each Hotel hereunder shall be paid or shared (as applicable) by Seller and/or Purchaser in accordance with local customs in the applicable region in which such Hotel is located.

(d)          The provisions of this Section 6.04 shall survive the Closing or any termination of this Agreement.

6.05         Reserved.

6.06         Possession. Possession of the Properties shall be delivered at the Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotels by Seller, at its expense, on or before the Closing Date. Seller, at its expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed. Seller shall cause Manager to leave at the Hotels the applicable Permits for such Hotel other than Excluded Permits applicable to such Hotel; the applicable Hotel Contracts for such Hotel to the extent assigned to and assumed by Purchaser pursuant to the General Assignment; applicable books and records with respect to the Hotel, and the Bookings and reservation lists and all other assets comprising the Properties. To the extent in Manager’s possession, Seller shall also cause Manager to leave at each of the Hotels the applicable certificates of occupancy and, if available, “as builts” and other relevant construction documents for the Hotel and all other Documents for the Hotel. Nothing contained in this Section 6.06 shall cause Seller to be liable for Purchaser’s failure to obtain any permit or license necessary for Purchaser to own or operate the Hotel following the Closing.

Article VII
ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

7.01         Adjustments and Prorations. The following matters and items shall be apportioned between the parties based on actual daily amounts or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:

(a)          To the extent possible, Accounts Payable (including amounts due under Hotel Contracts assigned to Purchaser) shall be identified as of the Cut-off Time and paid in full at the Closing by Seller. Seller shall be and remain responsible for the full payment of any and all other Accounts Payable (whether known or unknown) as of the Cut-off Time. Except to the extent a credit therefor is provided to Purchaser hereunder at Closing, Seller shall indemnify and hold Purchaser harmless from and against any claims arising from the failure to timely pay any Accounts Payable (including amounts due under Hotel Contracts assigned to Purchaser) with respect to the period prior to the Cut-off Time.

(b)          Any fees or amounts prepaid, accrued or due and payable under any Permits (other than Excluded Permits and other than for utilities which proration is addressed above) transferred to Purchaser shall be prorated as of the Cut-off Time between Seller and Purchaser (including, without limitation, any fees paid or payable in connection with transfer of Permits). Seller shall receive a credit for all refundable deposits made by Seller under the Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(c)          Seller shall cause to be removed all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-off Time and shall retain all monies collected therefrom.

(d)          Seller shall receive a credit for all Consumables and Liquor Inventory which are on hand as of the Cut-off Time to the extent transferred to Purchaser or any of its agents or designees.

(e)          Any amounts prepaid or payable under any Hotel Contracts assigned to Purchaser shall be prorated as of the Cut-off Time. All security deposits shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser and Purchaser shall receive a credit in the amount of such security deposits.

7.02         Adjustment and Proration Procedures. Notwithstanding anything contained in the foregoing provisions:

(a)          The Final Closing Statement shall provide for a credit to the account of Seller of all cash or other deposits posted with utility companies (including, without limitation, telephone, internet, telex, heat, steam, electricity, gas and lighting) serving the Properties, to the extent the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser.

(b)          Real and personal property Taxes, ad valorem Taxes, assessments, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees and assessments (collectively, the “Property Taxes”) shall be prorated as of the Cut-off Time. If Property Taxes for 2015 have not been established prior to the Closing Date, Property Taxes for 2015 shall be prorated based on an amount equal to 105% of the 2014 Property Taxes. To the extent that the actual 2015 Property Taxes differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) Business Days after the Tax bill for the current year is received. Any Property Taxes disputed with governmental authorities shall be handled under Section 14.01(c). Except to the extent that Purchaser has received a credit therefor, Seller shall remain responsible for all Property Taxes accrued for periods ending on or prior to the Cut-off Time (whenever assessed or billed). Purchaser shall be responsible for all Property Taxes accrued for periods beginning after the Cut-off Time. Each party shall indemnify and hold the other party harmless from and against any claims arising from the failure to timely pay and discharge such Taxes and assessments as required under this Section 7.02(f). Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall Seller have any liability for any supplemental or increased Property Taxes relating to periods after the Cut-off Time assessed or imposed as a result of the transaction contemplated in this Agreement.

(c)          Telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cut-off Time. Where possible, cut-off readings will be secured for all utilities on the Closing Date. As to gas, electricity and other utility charges, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the Person entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(d)          Revenues from the Hotels’ guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including any sales Taxes, room Taxes and other Taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry and other service charges allocable to such rooms, conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotels or in any adjacent facilities owned or operated by Seller, including usage charges and related Taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, with respect to the evening immediately preceding the Closing Date shall be divided equally between Seller and Purchaser.

(e)          Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all Deposits that shall have been received by or credited to Seller prior to the Cut-off Time on account of reservations for use or occupancy of the Properties after the Cut-off Time. Any Deposits received by Seller after the Cut-off Time on confirmed reservations after the Cut-off Time will be delivered by Seller to Purchaser. For all purposes hereunder, Deposits and similar items shall be deemed earned when occupancy or use occurs or is scheduled to occur (and not when the Deposit was made).

(f)          The parties acknowledge that certain Taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those Taxes and assessments may be business and occupation Taxes, retail sales Taxes, parking Taxes, gross receipts Taxes, and other special lodging or hotel Taxes and assessments. For purposes of this Agreement, all of such Taxes and assessments (expressly excluding Taxes and assessments covered elsewhere in this Agreement or corporate franchise Taxes, and federal, state and local income Taxes) shall be allocated between Seller and Purchaser such that those attributable to the period on or prior to the Cut-off Time shall be allocable to Seller and those attributable to the period after the Cut-off Time shall be allocable to Purchaser (with the attribution of such Taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such Taxes and assessments may be based). Seller shall be solely responsible for payment of such Taxes and assessments with respect to the period on or prior to the Cut-off Time, and Purchaser shall be solely responsible for payment of such Taxes and assessments with respect to the period after the Cut-off Time. Seller agrees to promptly file all necessary Tax returns and forms with respect to such Taxes and assessments to the extent required by applicable law. Seller shall indemnify and hold Purchaser harmless from and against any claims arising from the failure to timely pay and discharge such Taxes and assessments with respect to the period prior to the Cut-off Time.

(g)          Any Accounts Receivable accruing prior to the Cut-off Time shall not be transferred to Purchaser at Closing, but rather shall be retained by Seller. Purchaser shall deliver to Seller all checks and other forms of payments received by Purchaser that constitute payment of all or part of such Account Receivable. Payments received from payors owing payment both on an Account Receivable and on an account payable for goods or services rendered on or after the Closing Date shall be applied first in accordance with the invoice for which the payment is invoiced (including any designation included in an invoice from internet travel providers or other vendors covering multiple transactions). Any payments from payors that owe amounts on Accounts Receivable and also owe amounts on an account payable for goods or services rendered on or after the Closing Date to Purchaser which do not include such a designation shall be applied first to current amounts (i.e., payments not more than sixty (60) days past due and not being disputed by the payee on Accounts Receivable), then to Purchaser to be applied to amounts owing to Purchaser and any excess shall be applied to any other Accounts Receivable from that payor.

(h)          Purchaser shall receive a credit for all valid Vouchers.

(i)          None of Seller’s insurance policies relating to the Properties will be assigned to Purchaser, and Purchaser shall be responsible for arranging for its own insurance as of the Closing Date, and Seller shall be entitled to recover and retain from the providers of insurance any refunds or overpayments resulting from the early termination of any coverage provided to Seller. Accordingly, there will be no prorations for insurance.

7.03         Other. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel shall be prorated as of the Cut-off Time.

7.04         Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of Closing.

7.05         Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash-On-Hand as of the Closing and Seller shall receive a credit at the Closing for such Cash-On-Hand. All Account Cash as of the Closing is and shall remain the property of Seller and shall either be retained by Seller at the Closing, or credited to Seller (to the extent actually acquired by Purchaser) on the Final Closing Statement. Seller shall receive a credit for any reserve fund (including, without limitation, any FF&E reserve) that Seller transfers to Purchaser at Closing.

7.06         Closing Statements.

(a)          Preparation. Each party shall cause its designated representatives to enter the Hotels only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotels, and of the books and records of the Hotels, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. All items of revenue and expense shall be determined in accordance with generally accepted accounting principles and with the Eleventh Revised Edition of the Uniform Systems of Accounts for the Lodging Industry, as published by the American Hotel and Motel Association. Within ninety (90) days following the Closing Date, Seller and Purchaser shall agree on a final closing statement (the “Final Closing Statement”) setting forth the final determination of all items to be included on the Final Closing Statement; provided, however, the foregoing time period shall not apply to any items which, by their nature, cannot be finally determined within the period specified. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

(b)          Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or the determination of Ernst & Young (the “Accountant”) following Closing. Purchaser or Seller, as applicable, shall be required to deposit in the Escrow the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.06. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to the Accountant. Each party hereby represents and warrants that the Accountant does not have a direct conflict as of the date of this Agreement, although the Accountant may have performed work for Seller and/or Purchaser (or their respective Affiliates) in the past. The costs and expenses of the Accountant shall be paid by the party determined by the Accountant to be the non-prevailing party in such dispute.

(c)          Pro-Ration True Up. Notwithstanding the foregoing, if at any time within sixty (60) days after the date that Seller and Purchaser execute the Final Closing Statement either party discovers any proration items that pursuant to this Article VII should have been included in the Final Closing Statement but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Final Closing Statement.

7.07         Survival. The provisions of this Article VII shall survive the Closing until fully performed.

Article VIII
CONDITIONS TO SELLER’S OBLIGATIONS

8.01         Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing.

(a)          Purchaser’s Compliance with Obligations. On or before the Closing Date, Purchaser shall have complied in all material respects with all Obligations required by this Agreement to be complied with by Purchaser at or prior to Closing.

(b)          Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date.

(c)          Franchise Consent Documents. The Franchise Consent Documents shall have been delivered as provided in Section 6.03.

8.02         Failure of Conditions. If any of the conditions enumerated in Section 8.01 are not fulfilled on or prior to the Closing Date and, as a consequence thereof, Seller elects to terminate this Agreement, such failure shall be deemed a default by Purchaser hereunder and the consequences thereof shall be governed by the provisions of Section 17.01.

Article IX
CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01         Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing.

(a)          Seller’s Compliance with Obligations. On or before the Closing Date, Seller shall have complied in all material respects with all Obligations required by this Agreement to be complied with by Seller at or prior to Closing.

(b)          Truth of Seller’s Representations and Warranties. The representations and warranties of Seller (i) contained in this Agreement (other than those set forth in clause (ii) below) were true in all material respects when made, and are true and correct in all material respects on the Closing Date and (ii) set forth in Sections 5.01(p), 5.01(r) and 5.01(x) are true and correct in all respects, provided that this condition shall not be deemed to have failed if (a) Seller’s representations or warranties under Section 5.01 have become untrue by reason of changed facts or circumstances which are described in Seller’s Bring-Down Certificate and which do not have a Property Material Adverse Effect and (b) such misrepresentation was not intentional nor resulted from a willful act which is prohibited under this Agreement which causes the representation or warranty to become untrue.

(c)          Title Policies. The Title Company shall be irrevocably committed to issue to Purchaser the Title Policies.

(d)          Franchise Consent Documents. Purchaser shall have received the Franchise Consent Documents as provided in Section 4.11.

(e)          Closing Documents. Purchaser shall have received all of the documents required to be delivered by Seller at or before the Closing pursuant to Section 6.02.

(f)          No Proceedings. No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their Affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the applicable Hotel or Property or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby; and

(g)          Truth of Wheelock's Representations and Warranties. Each of Wheelock's representations and warranties contained in the Joinder shall be true and correct.

9.02         Failure of Conditions.

(a)          If any of the conditions enumerated in Sections 9.01(a), 9.01(b) or 9.01(g) are not fulfilled prior to the Closing Date, or any of the conditions enumerated in Section 9.01(c) or Section 9.01(e) is not fulfilled prior to the Closing Date due to an act or omission of Seller, and, as a consequence thereof, Purchaser elects to terminate this Agreement, such failure shall be deemed a default by Seller hereunder and the consequences thereof shall be governed by the provisions of Section 17.02.

(b)          If any of the conditions enumerated in Section 9.01(d) or (other than due to an act or omission of Seller) Section 9.01(c) or Section 9.01(e) is not fulfilled prior to the Closing Date and, as a consequence thereof, Purchaser elects to terminate this Agreement, then the Earnest Money shall be promptly delivered to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the condition enumerated in Section 9.01(c) is not fulfilled prior to the Closing Date as a result of any act or omission of Purchaser, then Purchaser shall have no right to terminate this Agreement and Purchaser shall, unless Purchaser waives such condition, be deemed to be in default hereunder and the consequences thereof shall be governed by the provisions of Section 17.01.

Article X
ACTIONS AND OPERATIONS PENDING CLOSING

10.01         Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date but subject to limitations upon Seller’s rights under the Existing Management Agreements (it being agreed that to the extent any of the covenants set forth in this Section 10.01 are currently controlled by the Manager, Seller shall, to the extent permitted by the Existing Management Agreements, use its commercially reasonable efforts to cause Manager to comply with the covenants set forth in this Section 10.01):

(a)          Seller shall operate and maintain each Hotel in the ordinary course of business in substantially the same manner as currently operated and maintained and shall comply with all approved 2015 budgets, including compliance with ongoing repairs, maintenance plans, capital expenditures and brand standards. Upon written request from Purchaser from time to time, Seller agrees to provide updates to Purchaser regarding operational results and capital expenditures. Seller shall not (i) sell, pledge, or otherwise transfer, change the status of title, remove or dispose of all or any part of any Hotel (except for such items of Personal Property as become obsolete or are consumed or disposed of and replaced in the ordinary course of business), subject to the provisions of Article XI, (ii) enter into any Bookings or issue any Vouchers with respect to any Hotels, in each case, which are not substantially in accordance with such Seller’s past practices at the Hotels or (iii) engage in any transaction or take any action other than in the ordinary course of business in substantially the same manner as currently engaged in. Seller shall utilize its budgetary approval rights under the Existing Management Agreements to limit any increase in compensation or benefits provided to Employees except in the ordinary course of business in substantially the same manner in which the Hotels have been operated by Manager on behalf of Seller prior to the Effective Date. Seller shall at all times keep “ordinary course levels” of both Operating Equipment and Supplies and Consumables at each Hotel. With respect to Operating Equipment and Supplies (such as linen and terry), “ordinary course levels” shall mean at a minimum three full turns of par levels for each room at each Hotel. With respect to Consumables, “ordinary course levels” shall mean a minimum supply for each room at each Hotel plus supplies sufficient for an additional seven (7) days.

(b)          Seller will promptly notify Purchaser of any supplement, modification or termination of any Hotel Contract or entry into a new Hotel Contract or other agreement relating to a Property. Commencing three (3) Business Days prior to the expiration of the Feasibility Period, Seller shall not amend, supplement, modify or terminate any existing Hotel Contract or other agreement with respect to any Property or enter into any new Hotel Contract or other agreement with respect to a Property that (i) will be binding on Purchaser following the applicable Closing Date and (ii) will not be terminable by Purchaser without penalty upon no greater than 30 days’ notice, in each case, unless Seller (x) promptly delivers to Purchaser written notice and a copy thereof and (y) obtains Purchaser’s prior written consent thereto.

(c)          Seller shall maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with substantially the same limits of coverage now carried with respect to the applicable Hotel. Seller shall make its insurance brokers and consultants available to discuss with Purchaser all insurance policies covering the Properties in order to assist Purchaser in implementing insurance coverage effective as of the Closing Date.

(d)          Seller shall promptly notify Purchaser of (i) any pending or threatened (in writing) litigation or governmental proceeding affecting Seller or any Property (or any portion thereof) or (ii) any written notice received by Seller or Manager from any governmental authority regarding any violation (or alleged violation) against any Property (or any portion thereof). Commencing three (3) Business Days prior to the expiration of the Feasibility Period, Seller shall obtain the written approval of Purchaser, which written approval shall not be unreasonably conditioned, withheld or delayed (with a response to be delivered by Purchaser within ten (10) Business Days after the receipt of written notice), with regard to any actions to be taken in any such pending or threatened litigation or governmental proceeding including, without limitation, the defense thereof, provided, however, Purchaser shall not have any approval over actions relating to pending or threatened litigation that are subject to Manager or insurance company control and any approval shall be limited to the extent of Seller’s ability to affect such actions under the applicable Existing Management Agreement or insurance policy.

(e)          Reserved.

(f)          After the expiration of the Feasibility Period, if any Hotel Contract, Deposit, Guest Ledger Account, security deposit, and/or any other third party contract that Purchaser agrees to assume pursuant to this Agreement requires the consent of the counterparty to the transfer of Seller’s rights thereunder, Seller shall cooperate with Purchaser in order for Purchaser to obtain such consents as of the applicable Closing.

(g)          After the expiration of the Feasibility Period, Seller shall in all material respects (i) comply with and perform their obligations under any Hotel Contract and/or any other third party contract and (ii) use commercially reasonable efforts to enforce the obligations of the applicable third parties thereunder.

(h)          Seller shall use commercially reasonable efforts to keep in full force and effect all Permits and Liquor Licenses.

(i)          Seller will promptly notify Purchaser of any material alterations made to a Property. Commencing three (3) Business Days prior to the expiration of the Feasibility Period, Seller shall not perform any material alterations to a Property, except for ongoing improvements and renovations in the ordinary course of business in substantially the same manner as currently performed.

(j)          Seller will promptly notify Purchaser of any initiated, consented to, approved or actions otherwise taken in respect of the zoning of any Property. After the expiration of the Feasibility Period, Seller shall not permit there to be initiated, consented to, approved or otherwise taken, any action with respect to the zoning, presently applicable to all or any part of a Property.

(k)          Seller shall not voluntarily subject the Property to any Liens, encumbrances, covenants or easements or other rights or claims which are not otherwise Required Cure Matters.

(l)          Promptly following receipt thereof, Seller shall provide Purchaser with a copy of all written notices of breach, default or termination delivered to the principal Seller correspondent under and pursuant to any Franchise Agreement and written notices of violation of or non-compliance with Franchisor’s quality assurance or similar program delivered to the principal Seller correspondent under and pursuant to any Franchise Agreement.

(m)          Seller shall provide to Purchaser and its agents all Documents reasonably requested by Purchaser and/or its agents which are in Seller's possession or control and otherwise reasonably cooperate with Purchaser’s and its agents’ examinations and inspections of such Documents and the Property (or any portion thereof).

(n)          Commencing three (3) Business Days prior to the expiration of the Feasibility Period, Seller shall not engage in the commencement of any litigation, arbitration or governmental proceedings without Purchaser’s prior written consent. In the event that any liabilities or obligations are created in violation of this Agreement, then Purchaser may offset the amount of such liability or obligation against any amount payable to Seller under any other provision of this Agreement.

(o)          Reserved.

(p)          Neither Manager nor Seller shall enter into any union contracts or other agreements with any Employees at or relating to the Hotels which would be the responsibility of Purchaser from and after Closing Date without advance notice to, and the written consent of, Purchaser.

(q)          Promptly following delivery by Manager to Seller of financial and/or other reports relating to any Hotel, including without limitation, monthly financial reports, Seller shall deliver or make available to Purchaser true, complete and correct copies of the same, provided that except as set forth in Section 5.01(z) Seller makes no representation or warranty as to the truthfulness, completeness or accuracy of any such reports received by Seller from Manager and delivered to Purchaser.

(r)          Seller shall not, directly or indirectly, sell or transfer, or enter into any agreement providing for the sale or transfer, of any Hotel or Property (other than this Agreement), in each case except for sales of Personal Property in the ordinary course of business that will not materially impact the use and operation of any Hotel.

(s)          Not less than fourteen (14) days prior to Closing, Seller will use commercially reasonable efforts to obtain from Manager an accurate description of the titles and primary work location of all Employees, together with the base salary, bonus opportunity (if applicable), and hire date, provided that this shall not be a condition precedent to Purchaser's obligation to close the transactions contemplated by this Agreement provided that Seller complies with its obligations under this Section 10.01(s).

Article XI
CASUALTIES AND TAKINGS

11.01         Casualties. If, after the Effective Date and prior to the Closing Date, any damage to any Property by reason of fire, windstorm, earthquake, hail, explosion or other casualty shall occur, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

  (a)          If any damage to any Hotel shall occur after the Effective Date and prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost to repair such Hotel is greater than One Million Dollars ($1,000,000) as a result of such casualty (as determined by an engineer or contractor selected by Seller, subject to Purchaser’s reasonable approval), or such casualty could reasonably result in the inability of Purchaser to operate the Hotel as a “hotel” that rents guest rooms in a manner consistent with Seller’s past practices. Purchaser may elect, within ten (10) Business Days after receiving Seller’s written notice, by written notice to Seller, either to:

(i)          terminate this Agreement in its entirety by giving written notice to Seller, whereupon the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination; or

(ii)         receive an assignment of all of Seller’s rights to any insurance proceeds (excluding (x) business interruption proceeds attributable to the period prior to the Closing Date, which shall be retained by Seller, and (y) any applicable deductible) relating to such damage and (subject to the terms of this Agreement) acquire the Hotel with the Purchase Price reduced by the sum of (A) the amount of any applicable insurance deductible with respect to any damage due to such casualty (unless, and solely to the extent, Seller has paid such deductible from its own funds without adjustment to the Purchase Price) which has not been paid by Seller and (B) the amount of any uninsured costs of repair and restoration associated with such casualty.

  (b)          If the cost to repair any Hotel is less than One Million Dollars ($1,000,000) as a result of such casualty (as determined by an engineer or contractor selected by Seller, subject Purchaser’s reasonable approval), then:

(i)          the transactions contemplated hereby shall be consummated (subject to the terms of this Agreement);

(ii)         Seller shall assign to Purchaser at Closing all of Seller’s rights to receive any insurance proceeds (excluding business interruption proceeds applicable to periods prior to the Cut-off Time and amounts already expended by Seller toward repairs approved by Purchaser in its reasonable discretion); and

(iii)        the Purchase Price shall be reduced by the sum of (i) the amount of any applicable insurance deductible with respect to any damage due to such casualty and (ii) the amount of any uninsured costs of repair and restoration associated with such casualty.

11.02         Takings. If, after the Effective Date and prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

  (a)          If a material part of the Real Property is taken, Purchaser may, within ten (10) Business Days after receiving Seller’s written notice, by written notice to Seller, elect to terminate this Agreement. For purposes of this Section 11.02, a “material” part of the Real Property shall be deemed to have been taken if:

(i)          the Improvements on the applicable Property must be materially reconfigured so as to affect at least fifteen percent (15%) of the guest rooms or square footage of the applicable Hotel as a result of such taking;

(ii)         the taking materially interferes with the present use and operation of at least fifteen percent (15%) of the guest rooms or square footage of the applicable Hotel;

(iii)        the taking results in the permanent elimination of the sole or any required or material means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient legal substitute ingress and/or egress being available;

(iv)        the taking could reasonably result in the inability of the Purchaser to operate the Hotel as a “hotel” that rents guest rooms in a manner consistent with Seller’s past practices.

In the event that Purchaser shall so elect, the Earnest Money shall be disbursed to Purchaser, and all obligations between Seller and Purchaser under this Agreement will terminate in its entirety except for those that expressly survive termination.

  (b)          If a material part of the Real Property is taken but Purchaser does not timely elect to terminate this Agreement pursuant to Section 11.02(a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, neither party shall have any right to thereafter terminate this Agreement under this Article XI, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing:

(i)          assign and turn over, and Purchaser shall be entitled to receive and keep, the proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of collections made by Seller and approved by Purchaser prior to the Closing, or

(ii)         if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any collections made by Seller and approved by Purchaser prior to the Closing, which amount shall be deducted from such assignment.

If the proceeds are paid to the holder of any mortgage or deed of trust on the Real Property and such holder refuses to release sufficient sums therefrom for the purpose of making repairs and restorations required by reason of such condemnation, then, at the Closing, Seller (at Seller’s sole option) shall either pay to Purchaser the amount of the proceeds or credit such amount against the Purchase Price.

Article XII
EMPLOYEES

12.01         Employees. Purchaser acknowledges that all Employees providing services with respect to the Hotels are currently employed or retained, pursuant to third party contract labor agreements, as the case may be, by Manager. Seller shall be responsible for reimbursing Manager for all Employees’ Compensation in accordance with the Existing Management Agreements for all periods through the Cut-off Time. Seller shall indemnify and hold Purchaser harmless from and against any and all Liabilities related to any of the foregoing items. Notwithstanding anything herein to the contrary, none of Purchaser, its assignee(s) or their respective agents shall assume any compensation, severance, WARN Act or other obligations or liabilities with respect to (i) any Employees providing services at or relating to the Hotels for services rendered prior to the Cut-off Time and/or (ii) any Employees at or relating to any of the Hotels for any period who are not offered and/or who do not accept an offer of employment or services from Purchaser, its assignee(s) or their respective agents.

12.02         WARN Act. Purchaser will not take any action which would trigger the WARN Act (including, without limitation, terminating a sufficient number of employees during the 90 day period following the Closing Date to trigger the WARN Act), and otherwise shall offer, or cause to be offered, employment to at least the minimum number of Employees so as not to trigger the application of the WARN Act. In the event that Purchaser fails to comply with any of the foregoing covenants in this Section 12.02, Purchaser hereby agrees to indemnify, defend and hold Seller and Manager and their Affiliates harmless from and against any and all losses, costs, damages, expenses and liabilities (including, without limitation, reasonable attorney fees) that Seller or Manager incur under the WARN Act solely as a result of Purchaser’s failure to comply with such covenants.

12.03         Claims. Seller shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Employees before or after the Closing Date except to the extent that the claims, demands, actions and administrative proceedings brought by the Employees relate to events which occurred after the Cut-off Time. As between Purchaser and Seller, Purchaser shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any Employees in their capacity as employees of Purchaser (or its assignee(s)) after the Closing Date to the extent that the claims, demands, actions and administrative proceedings brought by such employees relate to events which occurred after the Cut-off Time.

12.04         No Plan Amendment. Notwithstanding anything to the contrary but without derogating Purchaser’s obligations as set forth in Section 12.02, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of, or shall be deemed to amend, any Employee Benefit Plan of any of the parties or their respective affiliates. Moreover, nothing contained in the Agreement shall require Purchaser to maintain any specific Employee Benefit Plan or other compensation or employee benefit plan, program, policy or practice following the Closing. Nothing in Section 12.01, Section 12.02 or Section 12.03, express or implied, is intended to confer upon any current or former Employee or other service provider with respect to any Hotel, or upon any representative of such person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in the Agreement shall restrict the ability of Purchaser or its Affiliates to terminate the employment of any Employee for any reason at any time after the effective date of his or her employment with Purchaser or its Affiliates, if applicable. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Employee Benefit Plan even though not explicitly designated as such in this Agreement, then, solely with respect to the Employee Benefit Plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

12.05         Survival. The provisions of this Article XII shall survive the Closing until fully performed.

Article XIII
NOTICES

13.01         Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, or by e-mail addressed to the party to be so notified as follows:

If to Seller. to:	c/o Wheelock Street Capital LLC

660 Steamboat Road, 3rd Floor

Greenwich, Connecticut 06830

Attention:	Timothy Hodes
Telephone:	(203) 413-7719
Facsimile:	(203) 413-7720
e-Mail:	hodes@wheelockst.com

With copies to:	Dentons US LLP

2398 East Camelback Road, Suite 850

Phoenix, Arizona 85016

Attention:	Meghan Cocci
Telephone:	(602) 508-3903
Facsimile:	(602) 508-3914
e-Mail:	meghan.cocci@dentons.com

If to Purchaser, to: American Realty Capital Hospitality Trust, Inc.

405 Park Avenue, 14th Floor

New York, New York 10022

Attention:	Jonathan P. Mehlman
Telephone:	(646) 626-8857
Facsimile:	(212) 421-5799
e-Mail:	jmehlman@arlcap.com

With a copy to:	Proskauer Rose LLP

11 Times Square

New York, New York 10036

Attention:	Steven L. Lichtenfeld and Jeffrey A. Horwitz
Telephone:	(212) 969-3735; (212) 969-3229
Facsimile:	(212) 969-2900
e-Mail:	slichtenfeld@proskauer.com;

jhorwitz@proskauer.com

Notice delivered by registered or certified mail, or personally delivered, or by overnight express courier, shall be deemed received upon acceptance or rejection of delivery. Notice delivered by e-mail or by facsimile transmission shall be effective as of the date of automatic confirmation of receipt thereof by the sending party, properly addressed and sent as provided above, provided that any notice by e-mail or facsimile transmission shall be accompanied by a copy of such notice sent by overnight express courier. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

Article XIV
ADDITIONAL COVENANTS

14.01         Additional Covenants. In addition, the parties agree as follows:

  (a)          Guest Baggage. All baggage of guests who are still in the Hotels as of the Cut-off Time which has been checked with or left in the care of Seller or Manager shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller and its Indemnitees against any Liabilities in connection with such inventoried baggage arising out of the acts of omissions of Purchaser or any of their respective Affiliates (or any of their employees or agents) after the Closing. Seller hereby indemnifies Purchaser and its Indemnitees against any Liabilities in connection with such baggage arising out of the acts or omissions of Manager, Seller or any of its Affiliates (or any of their employees or agents) prior to the Closing. The provisions of this Section 14.01(a) shall survive the Closing.

  (b)          Safe Deposits. Immediately after the Closing, Seller shall send or cause Manager to send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the applicable Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property. The provisions of this Section 14.01(b) shall survive the Closing.

  (c)          Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any Tax appeals or protests for Tax fiscal years prior to the Tax fiscal year in which the Closing Date occurs. Either Seller or Purchaser may file a Tax appeal or protest for the fiscal year in which the Closing Date occurs, and Purchaser shall have the exclusive right to file with respect to all periods occurring thereafter. In the event an application to reduce real estate Taxes is filed by Purchaser for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a reproration of real estate Taxes upon receipt of and based upon the reduction, net of any costs incurred by Purchaser in obtaining such reduction, such costs to be prorated based upon the each parties' allocation of the benefit of such reduction (by way of example only, if Seller is entitled to 25% of the benefit of such reduction, then Purchaser shall only be permitted to deduct 25% of the costs incurred by Purchaser). Seller shall continue to process any pending appeals or protests with respect to the Tax fiscal year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date. From and after the Closing Date, Seller shall take all actions and execute and deliver all documents Purchaser reasonably requests in order to enable Purchaser to pursue any Tax appeal at no out-of-pocket expense to Seller. Seller hereby agrees to execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling any Tax appeal proceeding commenced by Purchaser in accordance with this Section 14.01(c) and collecting the amount of any Tax refund with respect thereto. The apportionment obligations in this Section 14.01(c) shall survive the Closing.

  (d)          Books and Records. The transaction contemplated hereby includes all the books and records of Seller pertaining to the business of the Hotels. Purchaser covenants and agrees that such books and records will remain in the applicable Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.01(d). Books and records not pertaining to the business of the Hotels may be removed by Seller on or before the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, for at least three (3) years after the Closing Date, and not to destroy or dispose of the same, for at least three (3) years after the Closing Date. Upon reasonable advance written notice by Seller, Purchaser agrees to provide reasonable access to Seller and its representatives (in each case at Seller’s sole cost and expense), to such books, records, files and correspondence at all reasonable times during normal business hours and will reasonably cooperate and cause its manager to reasonable cooperate (at Seller’s sole cost and expense) with Seller in accessing such records during such period.

  (e)          Survival. To the extent required for its proper effect, and subject to Section 17.04 with respect to survival of Seller’s Representations and Purchaser’s Representations, each covenant, obligation, representation and warranty of Seller or Purchaser under this Agreement shall survive Closing or termination of this Agreement, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into the Deed or any other instruments of conveyance, assignment or transfer executed and delivered at Closing.

  (f)          Publicity. Except for filings, prospectuses and prospectus supplements required to comply with any Legal Requirements applicable to Purchaser or its Affiliates prior to Closing, (i) all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller, and (ii) neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed.

  (g)          Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion. Any attempted Transfer without Seller’s consent shall be null and void other than as provided herein. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including the name, ownership, and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding any provision hereof to the contrary, Purchaser shall have the right to make a Transfer to one or more Affiliates without Seller’s consent but with not less than three (3) Business Days’ notice prior written to Seller, which shall include copies of all fully executed Transfer documentation and written documentation evidencing that the transferee is an Affiliate of Purchaser, certified by Purchaser to be true, correct, and complete. No Transfer, whether with or without Seller’s consent, unless and until the consummation of this transaction shall occur, shall operate to release Purchaser. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

  (h)          Hotel Reservations. Purchaser shall honor all reservations at the Hotels or for any related conference, banquet, or meeting space or any recreational facilities in connection with the Hotels made by Seller in the ordinary course of business on or prior to the Cut-off Time for periods on or after the Closing Date. The obligations of Purchaser set forth in this Section 14.01(h) shall survive the Closing.

  (i)          Business Days. If the Closing Date or any other date described in this Agreement by which one party hereto must give notice to the other party hereto or must fulfill an obligation is not a Business Day, then such Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

  (j)          Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

  (k)          Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

  (l)          Severability. In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

  (m)          Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement. The expiration of any period of time prescribed in this Agreement shall occur at 11:59 p.m. Eastern Time of the last day of the period, except as otherwise expressly set forth herein.

  (n)          IRS Reporting Requirements. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Code requires that notice of the sale and purchase of the Properties described in this Agreement, be provided to the IRS by preparation of and filing with the IRS of IRS Form 1099-B; and further, Seller and Purchaser agree to furnish and provide to the Escrow Company any and all information that the Escrow Company may require in order for the Escrow Company to (a) comply with all instructions to the IRS Form 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-B with respect to this transaction.

   (o)          1031 Exchange. If either party hereto elects (the “Electing Party”) to conduct a Tax free exchange under Section 1031 of the Code, then the other party hereto agrees to reasonably cooperate (the “Cooperating Party”) with the Electing Party in conducting such Tax free exchange under such Section 1031 of the Code relating to this transaction. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including, but not limited to, reasonable attorneys’ fees, costs of litigation and any additional Taxes, including transfer Taxes, that the Cooperating Party may suffer or incur by reason of such exchange. Purchaser and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date, provided that such party notifies the other party in writing of such assignment at or before the Closing Date. Each Cooperating Party agrees to cooperate, but at no cost, expense or risk to said Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause such exchange to be consummated and to qualify as a like kind exchange under such Section 1031 of the Code, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary and (b) conveying the applicable Property to, or at the direction of, the Qualified Intermediary. In no event, however, shall any such exchange extend, delay or otherwise adversely affect the Closing Date and in no event shall the Cooperating Party be required to take title to any other property in connection with such exchange. The provisions of this Section 14.01(o) shall survive the Closing. All references in this paragraph to Tax-free exchange under Section 1031 of the Code shall include “reverse exchanges” as set forth in Revenue Procedure 2000-37, 2000-2 C.B. 308.

   (p)          Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original, irrespective of the date of its execution and delivery and counterparts together shall constitute one and the same instrument.

   (q)          Governing Law. This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the laws of the State of New York, except where a specific provision is required by the applicable law of the state where a Property is located to be governed by the law of such state.

   (r)          Liquor Assets. Purchaser acknowledges and agrees that the Liquor Entities hold the Liquor Licenses for the applicable Hotels. Within five (5) Business Days following the expiration of the Feasibility Period, Purchaser shall (a) notify the applicable liquor authorities of the proposed sale of the applicable Property and proposed issuance to Purchaser (or its designee) of new Liquor Licenses or a transfer of the Liquor Licenses at the Hotels, (b) complete an application, including all exhibits, in the form required by the applicable liquor authorities for the issuance to Purchaser (or its designee) of the temporary or permanent Liquor Licenses or transfer the existing Liquor Licenses, (c) deliver such completed application to Purchaser’s liquor license counsel, to be held and filed by such counsel as soon as legally permitted, and (d) following expiration of the Feasibility Period and following written notice from Seller to Purchaser (which notices shall not be delivered more frequently than bi-monthly except during the thirty (30) days prior to the Closing Date), use commercially reasonable efforts to apprise Seller on the status of the transfer of the Liquor Licenses to Purchaser or its agent or designee. Purchaser shall be responsible for all costs and expenses in connection with the issuance of the new (temporary or permanent) Liquor Licenses or the transfer of the existing Liquor Licenses, as applicable. Seller agrees, without cost to Seller, to cooperate (and use commercially reasonable efforts to cause the Liquor Entities to cooperate) until and after the Closing Date with Purchaser (or its designee) in effectuating the issuance of the new Liquor Licenses or the transfer of the existing Liquor Licenses for the Hotels. If despite the exercise of such efforts by Purchaser, Purchaser is unable to obtain a transfer of a Liquor License or a new Liquor License on or before the Closing Date, then Seller shall, to the extent requested by Purchaser and to the extent legally permissible, where an entity that comprises Seller is not the sole licensee under the applicable Liquor License, (x) exercise diligent efforts to obtain from the licensee an agreement as similar to Exhibit V as is feasible and (y) use commercially reasonable efforts (including exercise any relevant rights under the applicable Existing Management Agreement) to cause the applicable Manager under the applicable Existing Management Agreement to enter an agreement as similar to Exhibit V as is feasible. Notwithstanding the foregoing, neither the issuance of new Liquor Licenses nor the delivery by any Liquor Entity of an Interim Beverage Services Agreement shall be a condition precedent to Purchaser's obligation to close the transactions contemplated by this Agreement provided that Seller complies with its obligations under this Section 14.01(r).

   (s)          Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Properties are merged in this Agreement, which alone fully and completely supersedes any prior written or oral agreement among the parties concerning the subject matter hereof.

   (t)          No Modification. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

   (u)          Tenant Estoppels. Within seven (7) Business Days following the expiration of the Feasibility Period, Seller shall request from each tenant under a Space Lease an estoppel certificate in the form agreed upon by Purchaser and Seller during the Feasibility Period (the “Form Tenant Estoppel”). Seller shall use commercially reasonable efforts to obtain the prompt return of an executed tenant estoppel certificate with respect to each Space Lease in the form of the Form Tenant Estoppel or in the form or certifying to the matters required pursuant to such Tenant’s Space Leases (each, a “Tenant Estoppel”) (without the obligation to make any payments or grant any concessions under the Space Leases). If a Tenant returns an executed Tenant Estoppel to Seller, Seller shall promptly deliver to Purchaser a copy of such executed Tenant Estoppel following Seller’s receipt of such Tenant Estoppel. Notwithstanding the foregoing, Purchaser's obligation to close the transactions contemplated by this Agreement shall not be subject to or contingent upon the delivery of a Tenant Estoppel by any tenant under a Space Lease provided that Seller complies with its obligations under this Section 14.01(u).

   (v)         Material Property Agreement Estoppels. Within seven (7) Business Days following the expiration of the Feasibility Period, Seller shall prepare and deliver to each party to a Material Property Agreement (other than Seller) (each a “Material Property Agreement Party”) an estoppel certificate in the form agreed upon by Seller and Purchaser during the Feasibility Period (the “Material Property Agreement Estoppel”) with respect to each Material Property Agreement identified by Purchaser and request each party to a Material Property Agreement Party thereto to execute and deliver the Material Property Agreement estoppel to Seller. Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Material Property Agreement Estoppels in substantially the same form delivered to Seller by Purchaser. If a Material Property Agreement Party returns an executed Material Property Agreement Estoppel to Seller, Seller shall promptly deliver to Purchaser a copy of such executed Material Property Agreement Estoppel following Seller’s receipt of such Material Property Agreement Estoppel. Notwithstanding the foregoing, Purchaser's obligation to close the transactions contemplated by this Agreement shall not be subject to or contingent upon the delivery of a Material Property Agreement Estoppel by any Material Property Agreement Party provided that Seller complies with its obligations under this Section 14.01(v).

Article XV
DISTRIBUTION OF FUNDS AND DOCUMENTS

15.01         Delivery of Purchase Price. At the Closing, Escrow Company shall deliver to each entity comprising Seller that portion of the Purchase Price less prorations or other charges set forth on the Preliminary Closing Statement.

15.02         Other Monetary Disbursements. Escrow Company shall, at the Closing, arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration, or other charges, all as set forth on the Preliminary Closing Statement and (ii) to Purchaser, or order, any excess funds theretofore delivered to Escrow Holder by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges, all as set forth on the Preliminary Closing Statement.

15.03         Recorded Documents. Escrow Company shall at Closing cause the Deed and any other documents that Purchaser desires to record to be recorded with the appropriate county and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was recorded.

15.04         Documents to Seller. Escrow Company shall at the Closing deliver by overnight courier to Seller, the following:

   (a)          one (1) conformed copy of each Deed;

   (b)          two (2) originals of each Bill of Sale;

   (c)          two (2) originals of each General Assignment;

   (d)          one (1) original of the Preliminary Closing Statement;

   (e)          two (2) originals of each affidavit of each entity comprising Seller stating that such entity is not a “foreign person” within the meaning of Section 1445 of the Code;

   (f)          copies of each Owner’s Affidavit and other documents required by Section 4.08;

   (g)          one (1) conformed copy of Seller’s Bring-Down Certificate for each entity comprising Seller and Purchaser’s Bring-Down Certificate; and

   (h)          one (1) original set of the Franchise Consent Documents for each Hotel.

15.05         Documents to Purchaser. Escrow Company shall at the Closing, except with regard to the Title Policies which shall be delivered to Purchaser promptly upon receipt by Title Company, deliver by overnight courier to Purchaser, the following:

   (a)          one (1) conformed copy of each Deed;

   (b)          two (2) originals of each Bill of Sale;

   (c)          two (2) originals of each General Assignment;

   (d)          one (1) original of the Preliminary Closing Statement;

   (e)          the Title Policies;

   (f)          two (2) originals of each affidavit of each entity comprising Seller stating that such entity is not a “foreign person” within the meaning of Section 1445 of the Code;

   (g)          copies of each Owner’s Affidavit and other documents required by Section 4.08;

   (h)          one (1) conformed copy of Seller’s Bring-Down Certificate for each entity comprising Seller and Purchaser’s Bring-Down Certificate; and

   (i)          one (1) original set of the Franchise Consent Documents for each Hotel.

Article XVI
ESCROW COMPANY DUTIES AND DISPUTES

16.01         Escrow Company. Seller and Purchaser hereby retain Escrow Company, and Escrow Company agrees to be retained, to act as escrow agent for the purposes set forth in this Agreement. Escrow Company agrees to undertake and perform the obligations and duties provided for in this Agreement. Except for fees or costs specifically allocated to either Seller or Purchaser under the terms of this Agreement, Purchaser and Seller shall equally split the reasonable fees charged by Escrow Company in conjunction with its provision of services as provided herein.

16.02         Escrow Funds. Escrow Company shall deposit the Earnest Money into an interest-bearing account (“Earnest Money Escrow Account”) to be maintained by Escrow Company and Escrow Company agrees to hold, invest and disburse the Earnest Money in accordance with the terms of this Agreement.

16.03         Termination of Escrow. Interest earned on the Earnest Money under this Agreement shall become additional Earnest Money.

16.04         No Third Party Rights. No term or provision of this Article XVI is intended to benefit any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

16.05         Disputes and Attorneys’ Fees. If there is any litigation proceeding commenced to enforce any provisions or rights arising under this Agreement, the non-prevailing party in such litigation shall pay the prevailing party all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, such fees to be reasonably determined by the applicable court. In the event of arbitration, the non-prevailing party in such arbitration shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be determined by the applicable arbitrator.

16.06         Further Instruments. All parties, promptly upon the request of any other, shall execute and have acknowledged and delivered to the other parties, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Article XVI and which are consistent with the provisions hereof.

16.07         Records and Reports. Escrow Company shall maintain records that accurately reflect all draw requests and withdrawals from the Earnest Money Escrow Account.

16.08         Liability of Escrow Company. The parties agree that the duties of Escrow Company are purely administrative in nature and that Escrow Company shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own gross negligence or willful misconduct. Escrow Company’s determination as to whether (a) an event or condition has occurred, or been met or satisfied; (b) a provision of this Agreement has been complied with; or (c) sufficient evidence of the event or condition of compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect; provided, only, that Escrow Company shall not have been guilty of gross negligence or willful misconduct in making such determination.

16.09         Resignation by Escrow Company. Escrow Company may resign at any time upon giving the parties hereto thirty (30) days’ prior written notice. In such event, Seller and Purchaser shall mutually select a firm, person or corporation to act as the successor escrow agent. The Escrow Company’s resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, Escrow Company may pay and deliver the proceeds then held in escrow into a court of competent jurisdiction.

16.10         Disbursement of Funds. Escrow Company hereby agrees to hold the Earnest Money until:

   (a)          Prior to the end of the Feasibility Period, Escrow Company is in receipt of an order by Purchaser to return the Earnest Money to Purchaser;

   (b)          After the expiration of the Feasibility Period, Escrow Company is in receipt of a joint order by Seller and Purchaser as to the disposition of the Earnest Money (or any portion thereof);

   (c)          Escrow Company is in receipt of a written demand (each, a “Demand”) from either Seller or Purchaser for the payment of the Earnest Money (or any portion thereof). Upon receipt of any Demand, Escrow Company shall notify the other party no later than one Business Day after receipt of the Demand, enclosing a copy of the Demand. If within five Business Days after the non-demanding party has received Escrow Company’s notice of its receipt of the Demand, Escrow Company has not received from the non-demanding party its notice of objection to the Demand, which notice shall set forth the reasons for such objection, then Escrow Company shall promptly disburse the Earnest Money (or the applicable portion thereof) as requested by the Demand. If within said five Business Day-period Escrow Company receives from the non-demanding party a notice of objection to the Demand, then Escrow Company shall notify the demanding party, enclosing a copy of the notice of objection, and shall continue to hold the Earnest Money (or the applicable portion thereof) until Escrow Company is in receipt of a joint order as aforesaid or a final non-appealable order of a court of competent jurisdiction with respect to the distribution of the Earnest Money (or the applicable portion thereof), but after 120 days Escrow Company may deposit the Earnest Money (or the applicable portion thereof) with a court of competent jurisdiction in New York City; and

   (d)          Receipt by Escrow Company of a final order of a court of competent jurisdiction resolving any dispute between Purchaser and Seller with respect to the Earnest Money (or any portion thereof), after which Escrow Company shall comply with the decision of such court with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account.

Article XVII
DEFAULTS AND REMEDIES

17.01         Seller’s Remedies. IF PURCHASER IN BREACH OF THIS AGREEMENT FAILS TO CONSUMMATE THE PURCHASE OF THE PROPERTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS FAILURE TO TENDER THE PURCHASE PRICE THEREFOR, SUBJECT TO THE ADJUSTMENTS AND PRORATIONS PROVIDED FOR HEREIN) FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS SET FORTH IN Article IX OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, THEN SELLER SHALL BE ENTITLED AS ITS SOLE AND EXCLUSIVE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

Seller’s Initials:	Purchasers Initials:

/s/ LS	/s/ JM

17.02         Purchaser’s Remedies.

   (a)          If Seller fails to perform its Obligations under this Agreement in any material respect for any reason except the failure of any condition precedent to Seller’s Obligations under this Agreement then Purchaser’s sole remedy shall be to elect one of the following:

(i)          to terminate this Agreement by giving Seller written notice of such election prior to or at Closing (the “Default Notice”), whereupon the Escrow Company shall promptly return to Purchaser the Earnest Money and Seller shall pay to Purchaser all of Purchaser’s reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, its reasonable legal fees and diligence costs (not to exceed Seven Hundred Fifty Thousand Dollars ($750,000), and neither party shall have any further obligations, except as may be specifically set forth herein;

(ii)         to waive the default and close (subject to the terms of this Agreement); or

(iii)        to enforce specific performance of this Agreement, provided that an action for specific performance is filed by Purchaser within thirty (30) days of the originally scheduled Closing Date.

  (b)          Notwithstanding anything to the contrary contained herein, if Seller willfully breaches this Agreement and sells any Hotel to someone other than Purchaser while this Agreement is in effect, then Purchaser shall be entitled to bring an action against Seller to recover all of its damages and costs relating to such breach, including, but not limited to, actual, compensatory, consequential, special and punitive damages.

17.03         Surviving Obligations. If following Closing either party fails to perform any surviving obligations under this Agreement or if there shall have been a breach of either party’s warranties and representations as set forth herein or in any Closing Document, the non-defaulting party shall be entitled to pursue any right and remedy to which such party is entitled to in equity and at law, subject, however, to the limitations set forth in Section 17.04 hereof.

17.04         Duration and Claims Procedures and Limitations for Seller’s Representations. Notwithstanding any provision in this Agreement to the contrary, all representations and warranties contained in Section 5.01 and Section 5.01(ee) of this Agreement ( as modified pursuant to the Seller’s Bring-Down Certificate, the “Seller’s Representations”), and the Purchaser’s Bring-Down Certificate in the case of Section 5.01(ee) (as so modified, the “Purchaser’s Representations”), shall survive the Closing until the date that is nine (9) months after the Closing Date (the “Survival Period”) and shall not merge into any of the closing documents. Seller shall not have any liability or obligation with respect to Seller’s Representations and Purchaser shall not have any liability or obligation with respect to Purchaser’s Representations unless on or prior to the last day of the Survival Period after the Closing Date, the Person seeking indemnification under Section 5.01 or Section 5.01(ee), respectively, shall have notified Seller or Purchaser, respectively, in writing setting forth specifically the claim being made and a detailed description and supporting documentation of the claim (such notice being a “Claims Notice”). All liabilities and obligations with respect to any breach of the Seller’s Representations or Purchaser’s Representations shall lapse and be of no further force or effect after the last day of the Survival Period, except with respect to any matter contained in a Claims Notice delivered on or prior to the last day of the Survival Period. Notwithstanding the foregoing, Seller shall not have any liabilities or obligations under Section 5.01 with respect to any breach of Seller’s Representations (other than the representations and warranties set forth in Section 5.01(p) and 5.01(r)) unless and until such damages exceed One Hundred Thousand Dollars ($100,000) in the aggregate (at which point Seller shall be liable for the full amount of the damages, including the $100,000), and the aggregate liability of Seller under Section 5.01 with respect to all breaches of Seller’s Representations (other than the representations and warranties set forth in Section 5.01(p) and 5.01(r)) shall in no event exceed Two Million Dollars ($2,000,000) (the “Liability Cap”). Absent fraud, following Closing the rights and obligations under this Article XVII and the warranties in the Deed are the sole and exclusive rights and remedies of the parties relating breaches of Seller’s Representations. For the avoidance of doubt, the Liability Cap and $100,000 basket shall not apply to any breach by Seller of the representations and warranties set forth in Section 5.01(p) and 5.01(r), any breach by Seller of any covenant or agreement herein set forth to be performed after the Closing or any Closing adjustments or prorations to be made pursuant to this Agreement or any indemnification obligations of Seller set forth in Sections 5.01(r), 7.01(a), 7.02(b), and 12.01. For the avoidance of doubt, the survival periods of Seller's indemnification obligations under Sections 7.01(a) and 7.02(b) shall be limited to the time period set forth in Section 7.06(c) and Section 7.07.

17.05         Attorneys’ Fees. If either party shall engage the services of counsel for the purpose of enforcing any of the rights or remedies of said party hereunder or under any Closing Document (or defend itself in any proceeding brought against it by the other party), then, in addition to any relief to which said party shall otherwise be entitled, the prevailing party shall be entitled to reimbursement for its reasonable attorneys’ fees, expenses and other costs of any such proceeding.

17.06         Survival. The provisions of this Article XVII shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:

WS CINCINNATI, LLC,
a Delaware limited liability company

By:	WSREF REIT, LLC, its Sole Member

	By:	/s/ Lawrence Settanni
	Name:	Lawrence Settanni
	Title:	Authorized Signatory

WS COLLEGE STATION JV, LLC,
a Delaware limited liability company

By:	WS College Station, LLC, its Manager

	By:	/s/ Lawrence Settanni
	Name:	Lawrence Settanni
	Title:	Authorized Signatory

WS-CNO JV OPRYLAND JV, LLC,
a Delaware limited liability company

By:	WS-CNO, LLC, its Manager

By:	/s/ Lawrence Settanni
Name: Lawrence Settanni
Title: Authorized Signatory

WS-FNO, LLC,
a Delaware limited liability company

By:	WSREF REIT, LLC, its Sole Member

	By:	/s/ Lawrence Settanni
	Name:	Lawrence Settanni
	Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

WS SPHERICAL STONE, LLC,
a Delaware limited liability company

By:	WSREF NRT, LLC, its Sole Member

	By:	/s/ Lawrence Settanni
	Name:	Lawrence Settanni
	Title:	Authorized Signatory

PURCHASER:

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC,
a Delaware limited liability company

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman
Title: Chief Executive Officer and President

Signature Page to Purchase and Sale Agreement

JOINDER

From and after the Effective Date, WHEELOCK STREET REAL ESTATE FUND, L.P., a Delaware limited partnership ("Wheelock") hereby guarantees to Purchaser the due and punctual payment and performance of Seller’s (i) post-Closing obligations under the Agreement (ii) the obligations of Seller, if applicable, under Section 6.01 relating to the refund of the Earnest Money to Purchaser, and (iii) obligations under Section 17.02.

The terms of this Joinder and Wheelock’s obligations hereunder are a continuing and irrevocable obligation of Wheelock and shall remain in full force and effect until payment, performance and/or observation in full of the obligations hereunder. Wheelock’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part. Wheelock expressly waives the following: (w) notice of acceptance of this Agreement; (x) any requirement of promptness, diligence, presentment, protest, notice of dishonor and notice of demand; and (y) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (z) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller that arise from the existence, payment, performance or enforcement of Wheelock's obligations under this Joinder until such time as Wheelock's obligations under this Joinder are performed and paid in full. Wheelock’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection.

Wheelock hereby represents and warrants to Purchaser that:

(a)          Wheelock owns a direct or indirect interest in Seller and will derive substantial benefit from the transactions contemplated by this Agreement.

(b)          Wheelock has full power, right and authority to (i) execute and deliver this Joinder, (ii) perform its obligations hereunder and (iii) consummate the transactions contemplated hereby. The execution, delivery and performance of this Joinder and the consummation of the transactions contemplated hereby have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Organizational Documents of Wheelock. This Joinder has been duly and validly executed and delivered by Wheelock. This Joinder, when executed and delivered by Wheelock will constitute the legal, valid and binding agreement of Wheelock, enforceable against Wheelock in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

WHEELOCK STREET REAL ESTATE FUND, L.P.

By: WHEELOCK STREET FUND G.P., L.L.C., its General Partner

By:	/s/ Lawrence Settanni
Name:	Lawrence Settanni
Title:	Authorized Signatory

Joinder to Purchase and Sale Agreement

JOINDER

The undersigned hereby joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for WS Cincinnati's obligations under this Agreement. Notwithstanding the foregoing, (i) the undersigned shall be included within the defined term of “WS Cincinnati” for purposes of this Agreement and the closing deliverables, and (ii) to the extent that WS Cincinnati's liability is limited pursuant to Section 17.04 or any other provision of this Agreement or the closing deliverables, the same limitations shall be applicable to the aggregate liability of WS Cincinnati and the undersigned.

WS CINCINNATI OPERATOR

Cincinnati Tenant, LLC, a Delaware limited liability company

By:	/s/ Lawrence Settanni
Name:	Lawrence Settanni
Title:	Authorized Signatory

Joinder to Purchase and Sale Agreement

JOINDER

The undersigned hereby joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for WS College Station's obligations under this Agreement. Notwithstanding the foregoing, (i) the undersigned shall be included within the defined term of “WS College Station” for purposes of this Agreement and the closing deliverables, and (ii) to the extent that WS College Station's liability is limited pursuant to Section 17.04 or any other provision of this Agreement or the closing deliverables, the same limitations shall be applicable to the aggregate liability of WS College Station and the undersigned.

WS COLLEGE STATION OPERATOR

College Station Tenant, LLC, a Delaware limited liability company

By:	/s/ Lawrence Settanni
Name:	Lawrence Settanni
Title:	Authorized Signatory

Joinder to Purchase and Sale Agreement

JOINDER

The undersigned hereby joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for WS-CNO JV's obligations under this Agreement. Notwithstanding the foregoing, (i) the undersigned shall be included within the defined term of “WS-CNO JV” for purposes of this Agreement and the closing deliverables, and (ii) to the extent that WS-CNO JV's liability is limited pursuant to Section 17.04 or any other provision of this Agreement or the closing deliverables, the same limitations shall be applicable to the aggregate liability of WS-CNO JV and the undersigned.

WS COT OPERATOR

Courtyard Opryland Tenant, LLC, a Delaware limited liability company

By:	/s/ Lawrence Settanni
Name:	Lawrence Settanni
Title:	Authorized Signatory

Joinder to Purchase and Sale Agreement

JOINDER

The undersigned hereby joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for WS-FNO's obligations under this Agreement. Notwithstanding the foregoing, (i) the undersigned shall be included within the defined term of “WS-FNO” for purposes of this Agreement and the closing deliverables, and (ii) to the extent that WS-FNO's liability is limited pursuant to Section 17.04 or any other provision of this Agreement or the closing deliverables, the same limitations shall be applicable to the aggregate liability of WS-FNO and the undersigned.

WS FOT OPERATOR

FOT, LLC, a Delaware limited liability company

By:	/s/ Lawrence Settanni
Name:	Lawrence Settanni
Title:	Authorized Signatory

Joinder to Purchase and Sale Agreement

CONSENT AND AGREEMENT OF ESCROW COMPANY

The undersigned Escrow Company hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Company under said Agreement, and (iii) be bound by said Agreement in the performance of its duties under said Agreement.

Chicago Title Insurance Company

By:
Name:
Title:
Date of Execution

Escrow Agent Consent to Purchase and Sale Agreement

Exhibit A-1

WS CINCINNATI LAND

Exhibit A - 1

EXHIBIT A-2

WS COLLEGE STATION LAND

Exhibit A - 2

EXHIBIT A-3

WS-CNO JV LAND

Exhibit A - 3

EXHIBIT A-4

WS-FNO LAND

Exhibit A - 4

EXHIBIT A-5

WS SPHERICAL LAND

Exhibit A - 5

Exhibit B

EXCLUDED ASSETS

The following, as they pertain to Seller:

1.	Excluded Documents.

2.	Any insurance proceeds received by Seller either before or after Closing and attributable to events which occurred prior to Closing, except to the extent that all or any portion of such proceeds are to be provided to Purchaser pursuant to Section 11.01 of the Agreement.

3.	Proprietary software and intellectual property owned by Manager or otherwise covered by the Existing Management Agreements.

4.	The Liquor Licenses and the Liquor Inventory, to the extent not transferable to Purchaser.

5.	Each and every Employee Benefit Plan relating to any Employee or independent contractors relating to any Hotel.

5.	Any Hotel Contracts which Purchaser elects not to assume by notice to Seller given on or prior to the Expiration of the Feasibility Period, which Hotel Contracts Seller shall terminate provided it can do so without incurring any Liability.

Exhibit B

Exhibit C

HOTEL CONTRACTS

Exhibit C

Exhibit D

LITIGATION & PROCEEDINGS

NONE

Exhibit D

Exhibit E

FORM OF DEED1

PREPARED BY AND
AFTER RECORDING RETURN TO:

__________________
__________________
__________________
Attn: _____________

MAIL FUTURE TAX BILLS TO:

__________________
__________________
__________________	ABOVE FOR RECORDER’S USE ONLY

SPECIAL WARRANTY DEED

The GRANTOR, [APPLICABLE SELLER ENTITY TO BE INSERTED], a Delaware limited liability company, having an address of: [APPLICABLE ADDRESS TO BE INSERTED], for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand, by these presents does GRANT, SELL, CONVEY and WARRANT unto [_________________________________________________________], a [TYPE OF ENTITY], having an address of: [_________________________________________________________], GRANTEE, all of Grantor’s right, title and interest in and to that that certain real property located in [APPLICABLE COUNTY AND STATE TO BE INSERTED], as more particularly described in Exhibit A attached hereto and made a part hereof, together with all buildings, improvements and fixtures located thereon as of the date hereof and all rights, privileges and appurtenances pertaining thereto (collectively, the “Real Property”).

This conveyance is made by Grantor and accepted by Grantee subject only to all covenants, conditions, restrictions, and other matters listed on Exhibit B attached hereto and incorporated herein (the “Permitted Exceptions”), but only to the extent the same do, in fact, exist and are applicable to the Real Property as of the date hereof.

TO HAVE AND TO HOLD the Real Property and all and singular the rights and appurtenances thereto in anyway belonging, subject only to the Permitted Exceptions, unto Grantee, its legal representatives, successors and assigns, and Grantor does hereby bind itself, its legal representatives, successors and assigns, to WARRANT and FOREVER DEFEND all and singular the Real Property unto the Grantee, its legal representatives, successors and assigns, against Grantor and every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject only to the Permitted Exceptions.

[1]	NTD: To confirm with title company and/or local counsel that this works in each state.

[signature appears on following page]

Exhibit E

IN WITNESS WHEREOF, this Deed has been executed by Grantor to be effective as of the day of , 2015.

GRANTOR:

[APPLICABLE SELLER ENTITY TO BE INSERTED],
a Delaware limited liability company

By:	[_________________], its [____________]

	By:	______________________________
	Name:	______________________________
	Title:	Authorized Signatory

STATE OF ___________________	§
§
COUNTY OF _________________	§

On ___________________ , 2015, before me, the undersigned, a notary public in and for said State, personally appeared __________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that, by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

_______________________, Notary Public

My Commission Expires:

______________________

[SEAL]

Exhibit E

Exhibit A to Special Warranty Deed

Legal Description

[to be inserted]

Exhibit E

Exhibit B to Special Warranty Deed

Permitted Exceptions

[to be inserted]

Exhibit A

Exhibit E

Exhibit F

BILL OF SALE

THIS BILL OF SALE is made and given as of the _____ day of ____________, 2015, by [APPLICABLE SELLER ENTITY TO BE INSERTED], a Delaware limited liability company (“Seller Entity”), to [_________________________________________________________], a _______________ (“Purchaser”), pursuant to the provisions of that Agreement for Sale and Purchase (the “Contract”) dated _________ ___, 2015 by and between, among other parties, Seller Entity and Purchaser. Unless otherwise specifically provided herein, all capitalized terms in this Bill of Sale not otherwise defined herein shall have the same meanings as in the Contract and for such purpose the Contract is incorporated herein by this reference.

FOR TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Seller Entity hereby sells, assigns, transfers, sets over and delivers unto Purchaser the following described property and all of the right, title, and interest of Seller Entity in, to, and under the same, to have and to hold unto Purchaser, its legal representatives, successors and assigns, forever: the Fixtures and Tangible Personal Property, Consumables, Inventory, Operating Equipment and Supplies, except to the extent such property is Personal Property transferred by the General Assignment, such Fixtures and Tangible Personal Property, Consumables, Inventory, Operating Equipment and Supplies, except to the extent such property is Personal Property transferred by the General Assignment (collectively, the “Transferred Property”),2 subject in the case of any Transferred Property that is affixed to and a part of the Real Property to all matters of record as of the date hereof, insofar as the same are in force and applicable to the Real Property.

All warranties of quality, fitness and merchantability are hereby excluded unless otherwise set forth in the Contract. In addition, and notwithstanding anything contained in this Bill of Sale to the contrary, this Bill of Sale is subject to all disclaimers and qualifications by Seller Entity set forth in the Contract with respect to said personal property, including those set forth in Section 2.02 of the Contract, and all such disclaimers and qualifications are hereby incorporated in this Bill of Sale by reference and made a part of this Bill of Sale.

IN WITNESS WHEREOF, Seller Entity has executed and delivered this Bill of Sale the day and year first above written.

[signatures appear on the next page]

[2]	NTD: Liquor Inventory, Liquor Personalty and intangible personal property likely to be included.

Exhibit F

SELLER ENTITY:

[APPLICABLE SELLER ENTITY TO BE INSERTED],
a Delaware limited liability company

By:	[_________________], its [____________]

By:

Name:
	Title:	Authorized Signatory

Exhibit F

Exhibit G

GENERAL ASSIGNMENT

ASSIGNMENT OF HOTEL CONTRACTS, DEPOSITS
BOOKINGS, PERMITS, HOTEL NAMES, AND MISCELLANEOUS HOTEL ASSETS

This Assignment is made and given as of the ____ day of _______________, 2015, by [APPLICABLE SELLER ENTITY TO BE INSERTED], a Delaware limited liability company (“Assignor”), to [_________________________________________________________], a _______________ (“Assignee”)3, pursuant to the provisions of that Agreement for Sale and Purchase (the “Contract”) dated _________ ___, 2015 by and between, among other parties, Assignor and Assignee. All capitalized terms in this Assignment not otherwise defined herein have the same meaning as in the Contract and for such purpose the Contract is incorporated herein by this reference.

For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, sets over and delivers unto Assignee, all of the right, title, and interest of Assignor and of any Named Party, in, to, and under the following: Bookings, Deposits, Documents, the Hotel Contracts set forth on Schedule 1 attached hereto, Permits (other than Excluded Permits), and Miscellaneous Hotel Assets (collectively, the “Assigned Assets”).

Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Assigned Assets except as expressly set forth in the Contract. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor set forth in the Contract with respect to the Assigned Assets, including those set forth in Section 2.02 of the Contract, and all such disclaimers and qualifications are hereby incorporated into this Assignment by reference and made a part of this Assignment.

This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

3 Assignee will be Purchaser or its permitted assignee.

Exhibit G

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

[APPLICABLE SELLER ENTITY TO BE INSERTED],
a Delaware limited liability company

By:	[_________________], its [____________]

By:

	Name:	__________________
	Title:	Authorized Signatory

ASSIGNEE:

[________________________________________],
a ____________________________

By:
Name:
Its:

Exhibit P

Exhibit H

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold the tax if the transferor is a foreign person. To inform the transferee, _________________________________________________________., a _______________ (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by [APPLICABLE SELLER ENTITY TO BE INSERTED], a Delaware limited liability company (“Transferor”), and with the knowledge that Transferee will rely upon the following statements, the undersigned hereby certifies the following on behalf of Transferor:

1.          Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Transferor’s United States employer identification number/social security number is ______________.

3.          Transferor’s office address is c/o Wheelock Street Capital LLC, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830.

4.          Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: __________________________, 2015.

[APPLICABLE SELLER ENTITY TO BE INSERTED],
a Delaware limited liability company

By:	[_________________], its [____________]

By:

Name:
	Title:	Authorized Signatory

Exhibit H

Exhibit I

Initial Property Documents to be Delivered to Purchaser

Each entity comprising Seller, but solely with respect to the Property or Hotel owned by such entity, shall deliver the following documents to Purchaser, but only to the extent within Seller’s possession:

1.	Annual Statements of Operations, to the extent available.

2.	A list of all management agreements, and a list and copies of all franchise agreements, permits, employment contracts, service contracts, leases, and other contracts, permits, licenses and agreements relating to the Property, including all amendments and modifications thereto, which may survive the Closing Date.

3.	The existing title policy.

4.	The Existing Survey.

5.	A copy of any existing physical inspection reports for the Property, prepared by a professional engineering firm in the possession of Seller.

6.	Copies of all material reports, audits, assessments, investigations and correspondence with government authorities regarding environmental matters, including any ASTM Phase I Environmental Site Assessments, in the possession, custody or control of Seller.

7.	Copies of the most recent two property tax bills for the Property, together with any and all assessments, and utility billings to the Property for the last 12 months.

8.	Copies of all existing zoning reports, zoning opinions or other zoning or land use analyses.

9.	Matters identified in Purchaser's additional due diligence request list [attached].

Exhibit I

Exhibit J

SELLER’S BRING-DOWN CERTIFICATE

[APPLICABLE SELLER ENTITY TO BE INSERTED], a Delaware limited liability company (“Seller Entity”), hereby certifies, represents, and warrants to ____________________________, a ____________________________ (“Purchaser”), but solely with respect to Seller Entity and the respective Hotel (as defined in the Purchase Agreement) and Property (as defined in the Purchase Agreement) owned by Seller Entity, that (i) the Representations and Warranties (hereinafter defined) other than those set forth in clause (ii) below, are true and correct in all material respects as of the date hereof, except as modified as set forth herein (provided that any such misrepresentation was not intentional nor resulted from a willful act which is prohibited under the Purchase Agreement (as defined below) which caused the representation or warranty to become untrue and (ii) the representations and warranties set forth in Sections 5.01(p), 5.01(r) and 5.01(x) are true and correct in all respects. As used in this Certificate, the term “Representations and Warranties” means all representations and warranties made by Seller Entity in Section 5.01 of that certain Agreement for Sale and Purchase between, among other parties, Purchaser and Seller Entity dated effective _________ ____, 2015 (as amended, the “Purchase Agreement”). The limitations on the duration of, the amount of any claims, and the procedures on certain obligations as provided in Section 17.04 of the Purchase Agreement are applicable to the certification, representations and warranties made in this Seller’s Bring-Down Certificate.

Dated: _________________, ______.

SELLER ENTITY:

[APPLICABLE SELLER ENTITY TO BE INSERTED],
a Delaware limited liability company

By:	[_________________], its [____________]

By:

Name:
	Title:	Authorized Signatory

Exhibit J

Exhibit K

PURCHASER’S BRING-DOWN CERTIFICATE

American Realty Capital Hospitality Portfolio WSC, LLC, a Delaware limited liability company (“Purchaser”), hereby certifies, represents and warrants to WS Cincinnati, LLC, a Delaware limited liability company, WS College Station JV, LLC, a Delaware limited liability company, WS-CNO JV, LLC, a Delaware limited liability company, WS-FNO, LLC, a Delaware limited liability company, and WS Spherical Stone, LLC, a Delaware limited liability company, (collectively, “Seller”), that the Representations and Warranties (hereinafter defined) are true and correct in all material respects as of the date hereof. As used in this Certificate, the term “Representations and Warranties” means all representations and warranties made by Purchaser in Section 5.02 of that certain Agreement for Sale and Purchase between Purchaser and Seller dated effective _________ ___, 2015 (as amended, the “Purchase Agreement”).

Dated: _________________, 2015.

American Realty Capital Hospitality Portfolio WSC, LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit K

Exhibit L

INTENTIONALLY DELETED

Exhibit L

Exhibit M

INTENTIONALLY DELETED

Exhibit M

EXHIBIT N

INSURANCE POLICIES

1.          Property Certificate of Insurance

2.          Liability Certificate of Insurance

3.          Primary Property Binder

4.          General Liability Policy

5.          Liquor Liability Policy

6.          Crime Policy

7.          Umbrella Policies ($100,000,000 total limit)

Exhibit N

EXHIBIT O

FRANCHISE AGREEMENTS

[TO BE INCLUDED BY SELLER]

Exhibit O

EXHIBIT P

EXISTING MANAGEMENT AGREEMENTS

[TO BE INCLUDED]

Exhibit P

EXHIBIT Q

INTENTIONALLY DELETED

Exhibit Q

EXHIBIT R

INTENTIONALLY DELETED

Exhibit R

EXHIBIT S

INTENTIONALLY DELETED

Exhibit S

EXHIBIT T

BUDGETS

[TO BE INCLUDED BY SELLER]

Exhibit T

EXHIBIT U

FORM OF CHANGE OF OWNERSHIP NOTICE

Re: Notice of Change of Ownership of [Insert Hotel Name]

Location: [Insert Hotel Location]

Ladies and Gentlemen:

You are hereby notified as follows:

That as of the date hereof, [__________________] has transferred, sold, assigned, and conveyed all of their interest in and to the above-described property (the “Property”) to ________________(the “New Owner”).

Future notices with respect to the Property should be made to the New Owner in accordance with your contract terms at the following address:

____________________________

____________________________

____________________________

____________________________

We expect that New Owner or its property management agent will contact you shortly with respect to other information regarding New Owner, the Property and your contract.

Sincerely,

[_______________________}

Exhibit U

EXHIBIT V

FORM OF INTERIM BEVERAGE SERVICES AGREEMENT

INTERIM BEVERAGE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of the [ ] day of [ ], 2015 (“Effective Date”), by and between [entity], a [jurisdiction/entity type], having an address at [address] (“Licensee”), and [entity], a [jurisdiction/entity type], having an address at [address] (“Applicant”), with respect to [hotel name] located at [hotel address] (the “Hotel”).

WHEREAS, Licensee is the current holder of a liquor license with respect to the Hotel issued by the [applicable state liquor authority] (the “Liquor License”);

WHEREAS, Applicant has applied for the issuance of a Liquor License for Applicant but such application will not be approved and Applicant’s new liquor license will not be issued as of the Effective Date;

WHEREAS, Licensee and Applicant desire that Applicant be able to provide certain services with respect to alcoholic beverage sales and service within the Hotel under the liquor license prior to the issuance of Applicant’s new liquor license;

WHEREAS, Applicant has entered into that certain Management Agreement between Applicant and [management company name] (the “Management Company”) dated as of the Effective Date, whereby the Management Company and not Applicant shall at all times be the employer of employees at the Hotel and has the discretion and obligation to hire, promote, supervise, direct and train all employees at the Hotel but recognizing that said employees while conducting business related to alcoholic beverage sales and service shall be under the exclusive direction and control of Licensee;

WHEREAS, the financial and business integrity of the Hotel requires a continuity of beverage service therein, as part of the beverage service necessary for the operation of a first-class limited-service hotel; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, it is agreed as follows:

Exhibit V

1. For the consideration and for the Term (defined below) hereinafter set forth, the Licensee shall continue to hold in good standing and maintain the Liquor License at the Hotel. The provision of services authorized by such Liquor License, referred to herein as the “Beverage Service”, shall be conducted by Applicant on behalf of Licensee, at the sole expense of Applicant, except it being expressly understood that the right, obligation, and expenses related to purchasing alcoholic beverages for sale and all mixed beverage gross receipts tax, mixed beverage sales tax, and sales and use taxes levied or charged with respect to the sales of alcoholic beverages shall remain with Licensee, in a manner consistent with the level of services previously provided by the Licensee at the Hotel. At no time during the Term may Hotel customers be served, furnished, or delivered alcoholic beverages outside of the licensed areas of the Hotel. Except as set forth in Section 8 hereof, Licensee shall be entitled to receive and retain all revenues generated by the provision of the Beverage Service at the Hotel during the Term. The Beverage Service conducted by Applicant at the Hotel shall at all times be in compliance with all federal, state, and local laws and ordinances applicable to the Beverage Service (collectively, “Legal Requirements”); without limiting the generality of Applicant’s responsibilities, Applicant shall be responsible as of and following the Effective Date for violations of any applicable laws, ordinances, and/or regulations relating in any manner to the Beverage Service, including without limitation those set forth in or promulgated under the [applicable state liquor law], including, without limitation, those requiring the payment of any taxes due any applicable taxing authority for sales and use, occupancy, or other applicable taxes, during the Term (collectively referred to as the “Liquor Regulations”). Licensee acknowledges and agrees that Licensee shall be responsible for any violations of or amounts owing under the Liquor Regulations incurred prior to the Effective Date. This Agreement shall not be construed as giving rise to a partnership or co-ownership among the parties hereto, and no party shall be liable for the debt or obligations incurred by the other except to the extent expressly provided herein.

2. [Intentionally omitted]

3. All personnel employed by Applicant in the Beverage Service shall be employees of Management Company, who shall pay the salaries and associated fringe benefits of said personnel. Licensee shall no longer have any agents or employees engaged in such services or business at the Hotel as of the Effective Date. Management Company shall be responsible for: arranging for the hiring, discharge, direction and supervision of all employees performing services in connection with Beverage Service, and Management Company shall use its good faith efforts to cause all such employees to comply in all respects with applicable laws in performing such services; the determination of all beverage service policies at the Hotel; and the entering into of such contracts for the purchase and delivery of Alcoholic Beverage Inventory (as defined below) as Applicant shall from time to time consider appropriate. It is expressly understood that said employees while conducting business related to alcoholic beverage sales and service shall be under the exclusive direction and control of Licensee. Further should Licensee deem any such employee unfit for service, Applicant shall ensure that such employee shall immediately and permanently cease from any and all activity related to the Beverage Service during the term of this Agreement.

4. Nothing in this Agreement shall be deemed to be a transfer of the Liquor License unless and until such transfer is duly approved by all applicable licensing authorities, and the new Liquor License is issued in the name of Applicant or its designee (any such transferred license, or a newly issued license, the “New Liquor License”). Notwithstanding the foregoing, Applicant agrees (i) to pay for all applicable annual license fees and/or license renewal fees due to the licensing authorities as of and after the Effective Date in connection with the maintenance of the Liquor License, plus reasonable attorneys’ fees and expenses incurred in connection therewith, and (ii) to provide all funds necessary to maintain the Liquor License in full force and effect during the Term.

Exhibit V

5. Applicant agrees that all equipment, facilities, and personal property necessary for the Beverage Service including, without limitation, glassware, dishwashing equipment, dispensing equipment, barware, pouring devices, storage areas and facilities, and cash registers shall be owned by, maintained by, and insured by Applicant.

6. All alcoholic beverages to be served at the Hotel (“Alcoholic Beverage Inventory”) shall be purchased from duly licensed distributors and other suppliers by Licensee and in accordance with the Legal Requirements and Liquor Regulations. Applicant shall accept such deliveries Alcoholic Beverage Inventory on behalf of Licensee. It is expressly understood that the right and obligation to purchase the Alcoholic Beverage Inventory shall remain with Licensee. All purchases shall be made in customary fashion. Applicant and Licensee shall cooperate with each other to keep and maintain or cause to be kept and maintained at the Hotel, on a daily basis, adequate records of the Beverage Services. All such records shall be made available for examination by each party hereto or by such party's authorized representatives at all reasonable times during business hours. Such records shall include, but shall not be limited to, cash register tapes, purchase records, sale records, employment records, tax records, profit and loss statements, and other records previously maintained by the Hotel or required by the Legal Requirements and Liquor Regulations.

7. This Agreement shall continue in full force and effect until the earliest of (a) the date on which the liquor licensing authority transfers the Liquor License or issues of the New Liquor License to Applicant or Applicant’s nominee, or ***[(b) [•] days after the Effective Date (the period between the Effective Date and such ending date, the “Term”)]***. Licensee shall reasonably cooperate with Applicant in securing the approval of the transfer of the Liquor License or issuance of the New Liquor License, including execution of any documents reasonably required therefor at no cost, expense or liability to Licensee. Except as otherwise provided herein, Licensee shall not, prior to the transfer of the Liquor License or issuance of the New Liquor License, relinquish or give up the Liquor License, or do or omit to do anything which would cause a suspension, revocation, non-renewal or termination of the Liquor License.

8.            (a) All gross revenue and receipts derived from management of the Beverage Service are the exclusive property of Licensee. However, during the Term hereof, said revenues and receipts shall be collected and retained by Applicant to pay expenses related to Beverage Service, notwithstanding the payments on taxes levied and charged and purchases related to the Alcoholic Beverage Inventory, both of which shall be paid by Licensee out of its account. To the extent not so utilized during each month of the Term, Applicant shall promptly disburse all excess revenues and receipts to Licensee.

(b) Applicant shall, as a part of its services, from the revenues and receipts Applicant collects pursuant to the terms of Section 8(a), in a timely manner pay all expenses incurred in operating the Beverage Service, including, any and all taxes associated with the Beverage Service. Applicant shall be paid its Management Fee set forth in Section 8(c) out of Licensee’s revenues and not by retention or offset of any funds by Applicant. Licensee shall not be responsible for any expenses arising from or relating to the Beverage Service from and after the Effective Date, except with respect to taxes levied and charged related to the Beverage Service and purchases related to the Alcoholic Beverage Inventory. Applicant agrees that all other expenses incurred in operating the Beverage Service shall be paid before the Management Fee is paid. Licensee agrees to timely file any and all tax returns associated with the Beverage Service and provide copies of any and all such tax returns to Applicant within fifteen (15) days of filing such returns. To facilitate such filing Applicant agrees to provide to Licensee by the 2nd business day of the month a copy of the report generated by the Hotel Computer System showing all alcoholic beverage sales for the previous month.

Exhibit V

(c) Subject to Section 8(b) hereof, Licensee shall pay to Applicant (or Applicant may retain from the revenues and receipts that it collects pursuant to the terms of Section 8(a)) a management fee equal to twenty-five percent (25%) of gross revenues (the “Management Fee”) Such Management Fee shall be paid at the end of each month. Said management fee may be increased or decreased from time to time as agreed upon by Applicant and Licensee, without the necessity of a formal amendment to this Agreement.

9. During the Term hereof, Applicant shall keep in full force and effect (a) commercial general liability insurance with limits of at least five million dollars ($5,000,000.00) per occurrence for personal injury and death and property damage, which shall, among other risks, include coverage against all claims arising out of alleged liquor law or dram shop liability, and such commercial general liability policy shall name Licensee as additional insured for so long as Licensee holds the Liquor License pursuant to this Agreement, and (b) worker’s compensation insurance as required by law, including employer’s liability insurance. Policies for insurance required under the provisions of this Agreement shall be written on an occurrence basis, shall be obtained from responsible companies rated “A/VII” or better and qualified to do business in the [jurisdiction of hotel] and in good standing therein. Simultaneously with the execution of this Agreement, Applicant shall deliver to Licensee a certificate of such insurance and such certificate shall provide that coverage may not be canceled or modified except upon thirty (30) days’ prior notice to Licensee.

10. Applicant shall indemnify, defend, and hold Licensee and its affiliates, officers, directors, employees, partners, members, trustees, agents, beneficial owners and any of their respective successors and assigns (collectively, the “Licensee Indemnified Parties”) harmless from and against any citation, violation action, claim, action, suit, demand, loss, expenses, or cost, including reasonable attorneys’ fees (collectively, “Liabilities”) arising out of any breach by Applicant of the terms of this Agreement or otherwise resulting from Licensee’s holding of the Liquor License from and after the Effective Date pursuant to this Agreement. It is the intention of the parties that Applicant shall indemnify, defend, and hold harmless the Licensee Indemnified Parties from and against any liability whatsoever arising as the result of the existence of this Agreement or out of the operation of the Beverage Service or the operation of the Hotel from and after the Effective Date; provided however, that such indemnity (and the indemnity set forth in the preceding sentence) shall not extend to any matter which relates to an event which occurred prior to the Effective Date or to any matter arising from the gross negligence or willful misconduct of the Licensee. Licensee shall indemnify, defend, and hold Applicant and its affiliates, officers, directors, employees, partners, members, trustees, agents, beneficial owners and any of their respective successors and assigns (collectively, the “Applicant Indemnified Parties”) harmless from and against any Liabilities arising out of the gross negligence or willful misconduct of Licensee relating to this Agreement. All indemnities in this Agreement shall survive the termination of this Agreement.

Exhibit V

11. In the event that Applicant (a) violates any condition of this Agreement and such violation remains uncured for twenty one (21) days after notice thereof to Applicant, or (b) violates any Legal Requirement (i) after issuance of a final decision is either not appealed or is upheld on appeal, or (ii) upon the issuance of a second citation alleging a violation of any Legal Requirement prior to a finding as per (i) hereof, where there is a finding of the applicable authority adverse to Applicant, or its designee, Licensee shall have the right to cancel the Liquor License (or any of them), and/or terminate this Agreement immediately after fourteen (14) days’ notice to Applicant, provided that, if a violation of subparagraph (b)(i) above can be cured by payment of a fine or otherwise, Licensee may not cancel the Liquor License or terminate this Agreement if Applicant cures such violation within the earlier to occur of (i) the time required by law and (ii) ten (10) days after such decision is upheld on appeal, or if no appeal is filed, the last day permitted for filing an appeal. In connection with Licensee’s right to cancel the Liquor License and/or terminate this Agreement pursuant to this Section 10 (after the applicable notice and cure periods have expired and the default giving rise to such right to cancel has not been cured), Licensee may (i) surrender a copy of the Liquor License(s), (ii) notify the governing authority that it is surrendering the Liquor License(s) and desires that it be canceled, and/or (iii) take such other action with respect to the governing authority as it may desire to effect and confirm the cancellation of the Liquor License(s), as if it had actually surrendered the original Liquor License(s). Notwithstanding the foregoing, in the event of the cancellation of the Liquor License(s), Applicant shall promptly deliver the Liquor License(s) to Licensee.

12. Notices and other communications required or permitted by this Agreement shall be in writing and (a) delivered by hand against receipt, (b) transmitted by facsimile with confirmation, or (c) sent by nationally-recognized overnight courier. All notices shall be addressed to the respective party at the address specified in the preamble of this Agreement or to such other address and/or addressee as may be designated in writing by a proper notice delivered by one party to the other at least five (5) days before its effective date. Any notice given by facsimile shall also be mailed by U.S. mail. Any notice given in accordance with the provisions of this Section 11 shall be deemed to be given and received upon receipt or, if refused, upon refusal to accept delivery by the party to be charged with notice, whichever sooner occurs.

13. All parties within five (5) business days of receipt shall provide all other parties with copies of any and all correspondence from any state or local liquor licensing authority, including but not limited to, any written notices, claims or demands arising out of or concerning the Liquor License or the operation of Beverage Service. In the event that any party otherwise becomes aware of any notices, claims, or demands, such party shall provide the other parties with written notification of the same within five (5) business days. In matters of a serious nature, which shall include, but not be limited to, any matters relating to violations or potential violations of the Legal Requirements or Liquor Regulations, such party shall first telephone the other parties, advise them of the same and then confirm the same in writing within the five (5) business day period as provided herein.

Exhibit V

14. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that Applicant shall not assign this Agreement.

15. This Agreement may be signed in multiple counterparts, each of which shall have equal force and effect.

16. This Agreement shall be governed, construed and enforced according to the laws of the State of [applicable state] (but not including the choice of law rules thereof).

17. Licensee’s cooperation herein and obligation to assist and facilitate the transfer of the Liquor License shall not require Licensee to incur any financial obligation, liability, cost or expense.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit V

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the Effective Date.

LICENSEE:

[Licensee Name]
a ______________________________________

By:
Name:
Title:

APPLICANT:

[Applicant Name]
a ______________________________________

By:
Name:
Title:

Exhibit V

EXHIBIT W

PIP VERIFICATION LETTERS

Exhibit W

EXHIBIT X

LIQUOR CONCESSION AGREEMENTS

Exhibit X

SCHEDULE 1

VOLUNTARY LIENS

NONE

Schedule 1

SCHEDULE 3.01

ALLOCATED PURCHASE PRICE

Schedule 3.01

SCHEDULE 5.01(j)

NOTICES

NONE

Schedule 5.01(j)

SCHEDULE 5.01(o)

ENVIRONMENTAL REPORTS

Schedule 5.01(O)

SCHEDULE 5.01(s)

TAXES AND ASSESSMENTS

Schedule 5.01(s)

SCHEDULE 5.01(t)

INSURANCE NOTICE

NONE

Schedule 5.01(t)

SCHEDULE 5.01(u)

LIQUOR LICENSES AND PERMITS NOTICES

NONE